Exhibit 2.1
EXECUTION VERSION
INVESTMENT, SHAREHOLDERS’ AND
STOCK PURCHASE AGREEMENT
by
and
among
THE MEN’S WEARHOUSE, INC.,
MOORES THE SUIT PEOPLE INC.,
MWUK HOLDING COMPANY LIMITED,
ENSCO 648 LIMITED,
GRESHAM 4A AND GRESHAM 4B
and
THE SELLERS SET FORTH HEREIN
Dated: August 6, 2010

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TABLE OF CONTENTS

		Page
12.12	Severability	90
12.13	Expenses	90
12.14	Construction	90
12.15	Incorporation of Exhibits and Annexes	91
12.16	Rights of Third Parties	91
12.17	Management Sellers’ Representative	91

ATTACHMENTS
Schedule 1 Indebtedness Statement
Schedule 2 Call option
Schedule 3 Acquired Entities Fees and Expenses
Schedule 4 Pensions
Exhibit A — List of Sellers and Share Ownership (beneficial and legal title)
Exhibit B — Form of New Buyer Articles
Exhibit C — Form of New Company Articles

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Investment, Shareholders’ and Stock Purchase Agreement
     This Investment, Shareholders’ and Stock Purchase Agreement (this “Agreement”) is dated as of August 6, 2010, by and among (i) The Men’s Wearhouse, Inc., a Texas corporation (“TMW”), Moores The Suit People Inc., a New Brunswick corporation (“MSP”) and MWUK Holding Company Limited (“Buyer”), a limited company incorporated in England and Wales (with registered number 07331441) and (as at the date of this Agreement), an indirect wholly-owned subsidiary of TMW, and (ii) Ensco 648 Limited, a limited liability company incorporated in England and Wales (with registered number 06474385) (the “Company”), and (iii) Gresham 4A, a limited partnership registered in England and Wales with registered number LP011407 (“Gresham 4A”) and Gresham 4B, a limited partnership registered in England and Wales with registered number LP011408 (“Gresham 4B”), acting by their manager Gresham LLP, a limited liability partnership registered in England and Wales with registered number OC307703 (“Gresham LLP”), Gresham 4A, Gresham 4B and Gresham LLP being “Gresham", and (iv) each stockholder of the Company set forth on Exhibit A, including Gresham (individually, “Seller” and collectively, “Sellers”). TMW, MSP, Buyer, the Company, Gresham, and Sellers are hereinafter collectively referred to as the “Parties” and each individually as a “Party.” Capitalized terms used in this Agreement have the meaning specified in ARTICLE 11.
RECITALS:
     WHEREAS, Sellers own all of the Company’s outstanding capital stock;
     WHEREAS, Buyer desires to purchase from Sellers all of the Company’s outstanding capital stock, and Sellers desire to sell to Buyer all of the Company’s outstanding capital stock in exchange for cash and shares in Buyer, so that the Company becomes a wholly-owned subsidiary of Buyer, in accordance with the terms and conditions contained in this Agreement;
     WHEREAS, MSP proposes to subscribe for additional shares in Buyer, such that following Closing, MSP will own 86% of the Buyer “A” Stock, representing 80.84% of the Buyer Ordinary Stock, Gresham will own 14% of the Buyer “A” Stock, representing 13.16% of the Buyer Ordinary Stock and Simon Hughes will own all of the Buyer “B” Stock, representing 6% of the Buyer Ordinary Stock; and
     WHEREAS, TMW is a party to this Agreement as guarantor for the purposes set forth herein.

AGREEMENT:
     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants contained herein, the Parties agree as follows:
ARTICLE 1.
PURCHASE AND SALE OF SHARES IN THE COMPANY AND
SUBSCRIPTION FOR SHARES IN NEWCO
     1.1 Purchase and Sale of Sale Shares.
     (a) At the Closing, Buyer agrees to purchase from each Seller, and each Seller severally agrees to sell to Buyer, that number of shares of Company Stock set forth next to each Seller’s name on Exhibit A (collectively, the “Sale Shares”), with full title guarantee and free and clear of any Encumbrances, upon the terms and subject to the conditions set forth in this Agreement.
     (b) Title to, beneficial ownership of, and any risk attaching to, the Sale Shares shall pass on Closing together with all associated rights and benefits attaching or accruing to them on or after Closing.
     (c) Each Seller irrevocably waives any rights of pre-emption conferred on them by the Articles of Association of the Company or otherwise over any of the Sale Shares.
     (d) Buyer shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.
     (e) The Sellers shall not be obliged to complete the sale of any Sales Shares unless MSP has subscribed in cash for the MSP Subscriber Shares.
     1.2 Subscription for shares in Buyer
     (a) At the Closing, MSP shall subscribe for 808,399 Buyer “A” Stock such that following Closing it shall hold 808,400 Buyer “A” Stock (representing 86% of the outstanding Buyer “A” Stock and 80.84% of the outstanding Buyer Ordinary Stock, following the subscriptions referred to in this Section) (the “MSP Subscriber Shares”) and otherwise upon the terms and subject to the conditions set forth in this Agreement.
     (b) At the Closing, Simon Hughes shall subscribe, subject to the rights, terms and conditions contained in the SH Subscription and Call Option Agreement and the New Buyer Articles, for 60,000 Buyer “B” Stock (representing all of the outstanding Buyer “B” Stock and 6% of the outstanding Buyer Ordinary Stock, following the subscriptions referred to in this Section) (the “SH Subscriber Shares”).

     1.3 Purchase Price for Sale Shares and Subscription Price for Subscriber Shares.
     (a) The consideration for the sale of the Sale Shares to Buyer shall be:
     (i) the allotment and issue by Buyer to Gresham 4A of 93,291 Buyer “A” Stock and to Gresham 4B of 38,309 Buyer “A” Stock (the “Consideration Shares”) in consideration for the sale of all of Gresham 4A’s 25,449,510 Company “C” Stock and of all of Gresham 4B’s 10,450,490 Company “C” Stock, such Consideration Shares representing 14% of the outstanding Buyer “A” Stock and 13.16% of the outstanding Buyer Ordinary Stock following the subscriptions referred to in this Section; and
     (ii) the payment by the Buyer to Sellers of £1, which will be allocated among the Sellers in the proportions set forth next to each Seller’s name on Exhibit A, in consideration for the sale of all of the Sellers’ 84,800,000 Company “A” Stock and all of the Sellers’ 75,200,000 Company “B” Stock.
     (b) The consideration for the allotment and issue of the MSP Subscriber Shares to MSP shall be the payment by MSP (or such person as MSP shall nominate) to Buyer of the Subscription Monies in cash.
     (c) The consideration for the allotment and issue of the SH Subscriber Shares to SH shall be the payment by SH to Buyer in accordance with the terms of the SH Subscription and Call Option Agreement.
     1.4 The Closing. The closing of the purchase and sale of the Sale Shares and the subscriptions for the MSP Subscriber Shares, the SH Subscriber Shares and the Consideration Shares (the “Closing”) will take place at the offices of Norton Rose LLP, 3 More London Riverside, London, SE1 2AQ, commencing at 3:00 p.m. local time, on the second Business Day following the satisfaction or waiver of all conditions set forth in Article 6 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions by the Buyer) or on such other date as Buyer, Gresham and the Management Sellers’ Representative may mutually determine (the “Closing Date”).
     1.5 Deliveries at the Closing. At the Closing:
     (a) Management Sellers will deliver to Buyer:
     (i) certificates representing the Sale Shares held by them, accompanied by share transfer forms duly endorsed in blank in proper form for transfer to Buyer;
     (ii) the certificate to be delivered pursuant to Section 6.1(c);
     (iii) (as agents for each Acquired Entity) all its statutory books (written up to the Business Day immediately preceding Closing) and its common seal (if any), certificate of incorporation, any certificate or certificates of incorporation on change of name and any other documents and records being available at the Leased Real Property;
     (iv) duly executed deeds of release in Agreed Form releasing the Company and each Acquired Entity from all Guarantees given by any Acquired Entity in respect of the liabilities of any Seller or any of their Affiliates;
     (v) the deeds and documents of title to Leased Real Property and all ancillary documents;
     (vi) (if not already delivered) the duly executed Disclosure Letter and Closing Disclosure Letter and accompanying disclosure bundles and CD Roms;
     (vii) a deed of termination in respect of the Investment Agreement duly executed by or on behalf of the Management Sellers;
     (viii) the Employment Agreements, duly executed by or on behalf of the appropriate parties thereto (other than Buyer);
     (ix) a certificate of Management Sellers in the Agreed Form certifying as to the amounts (and components thereof) of (A) the aggregate Indebtedness of the Acquired Entities, calculated in accordance with the provisions of Schedule 1 and (B) the aggregate final fees and expenses of the Acquired Entities in connection with the Transactions, as set out in Schedule 3 (the “Agreed Fees”), and confirming that the Indebtedness of the Acquired Entities has not changed and that the Agreed Fees have not changed;
     (x) a certificate from the insurance broker of the Acquired Entities, confirming the continuation of the Acquired Entities:
     (a) directors’ and officers’ liability insurance for the outgoing directors and officers following Closing; and
     (b) insurance cover for insurance claims arising after Closing relating to events that occurred prior to Closing;
     (xi) the Banks’ Debt Release Documents;
     (xii) the SH Subscription and Call Option Agreement, duly executed by Simon Hughes;
     (xiii) a pre-stamping voting attorney in the Agreed Form;
     (xiv) the KPMG Comfort Letter; and
     (xv) the New FOREX Agreement.

     (b) Gresham will deliver to Buyer:
     (i) certificates representing the Sale Shares held by it accompanied by share transfer forms duly endorsed in blank in proper form for transfer to Buyer;
     (ii) the duly executed Security Documents;
     (iii) certificates representing the Loan Notes issued to Gresham by the Company pursuant to the terms of the Loan Note Instrument;
     (iv) a deed of termination in respect of the Investment Agreement duly executed by or on behalf of it;
     (v) evidence satisfactory to the Buyer that all principal and interest due to Gresham under the Loan Notes has been capitalized and no amounts remain owing to Gresham under the Loan Notes, which have been redeemed in full and cancelled;
     (vi) evidence satisfactory to the Buyer that all security granted in favour of Gresham (or any member of the Gresham Group) over the assets of the Acquired Entities or the share capital of any Acquired Entity has been released; and
     (vii) a pre-stamping voting attorney in the Agreed Form; and
     (c) The Management Sellers shall:
     (i) cause the transfers mentioned in sub-clauses (a)(i) and (b)(i) above to be resolved to be registered (subject only to their being duly stamped) notwithstanding any provision to the contrary in the Articles of Association of any Acquired Entity;
     (ii) deliver to the Buyer Agreed Form letters (executed as deeds) from each Director of the Acquired Entities (other than Simon Hughes) and the Secretary of each Acquired Entity, agreeing to resign from such positions upon new Directors and a new Secretary being appointed to each Acquired Entity, acknowledging that they have no claim outstanding for compensation for loss of office .
     (iii) cause the Company to adopt the New Company Articles as its articles of association.
     (d) The Buyer shall:
     (i) allot and issue the Consideration Shares to Gresham, the MSP Subscriber Shares to MSP and the SH Subscriber Shares to Simon Hughes;

     (ii) to the extent that they have not already been appointed, cause David H. Edwab, Neill P. Davis, Douglas S.Ewert, Diana M. Wilson, Simon Inchley, Stuart Graham and Simon Hughes to be validly appointed as additional directors and Michael Conlon to be validly appointed as secretary of Buyer and the Company; and
     (iii) adopt the New Buyer Articles as its articles of association;
     (iv) enter into the New £30m Bond Documents and issue a drawdown notice for the full amount available thereunder.
     (e) The Buyer will deliver:
     (i) share certificates in respect of the Consideration Shares issued to Gresham; and
     (ii) the Employment Agreements, duly executed on behalf of Buyer.
     (f) MSP will pay the Subscription Monies for the MSP Subscriber Shares into Buyer’s bank account by wire transfer of immediately available funds in accordance with Section 1.3(b).
     (g) SH will pay the subscription monies due for the SH Subscriber Shares in accordance with the terms of the SH Subscription and Call Option Agreement.
     (h) The Buyer will deliver to:
     (i) MSP, share certificates in respect of the MSP Subscriber Shares; and
     (ii) Simon Hughes, share certificates in respect of the SH Subscriber Shares.
     1.6 Closing Mechanics and Effect of Failure to Meet Closing Obligations. The Sellers, MSP and the Buyer have entered into the Escrow Agreement to facilitate Closing of the Transactions. Subject to the obligations and undertakings in the Escrow Agreement, if the Sellers, MSP or the Buyer (the “Affected Party”) fails or is unable to comply with any of its obligations under the preceding provisions of Section 1.5 on the Closing Date then any of the others (the“Unaffected Party”) may:
     (a) defer Closing to a date not more than 10 days after that date (in which case the provisions of this Section 1.6 shall apply to Closing as so deferred); or
     (b) proceed to Closing so far as practicable but without prejudice to the Unaffected Party’s rights where the Affected Party has not complied with its obligations under this Agreement;

     (c) if all parties to the Escrow Agreement agree, treat this Agreement as terminated for breach of condition.
     1.7 Effect of Termination Pursuant to Section 1.6(c). If this Agreement is terminated in accordance with Section 1.6(c) (and without limiting any party’s right to claim damages), all obligations of the Sellers, TMW, MSP and the Buyer under this Agreement shall end (except for the provisions of Section 12.1 (Entire Agreement), Section 4.5 (Publicity) to Section 12.5 (Notices), Section 12.11 (Governing Law) and Section 12.6 (Submission to Jurisdiction) inclusive). For the avoidance of doubt, nothing in this Section 1.7 shall limit any rights or obligations of any party under this Agreement which have accrued before termination.
     1.8 Application of Schedule 2 Following Closing the provisions of Schedule 2 (Put and Call Option) shall apply.
ARTICLE 2.
REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION
     2.1 Representations and Warranties of Gresham and Sellers. Gresham and each Seller severally, and not jointly, and only as to himself, herself or itself represents and warrants to Buyer, MSP and TMW, as at the date of this Agreement, as follows:
     (a) Status of Certain Sellers. Each Seller that is an entity is an entity duly created, formed or organized, validly existing under the Laws of the jurisdiction of its creation, formation, or organization.
     (b) Power and Authority; Enforceability. Each Seller that is a corporate entity has the relevant entity power and authority to execute and deliver each Transaction Document to which such Seller is a party, and to perform and consummate the Transactions. Each Seller that is an individual has the requisite competence and authority to execute and deliver each Transaction Document to which he or she is a party, and to perform and to consummate the Transactions. Each Seller has taken all actions necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of such Seller’s obligations thereunder and the consummation of the Transactions. This Agreement constitutes, and the other documents to be executed by any Seller which are to be delivered by that Seller at Closing will, when executed, constitute legal, valid and binding obligations of that Seller enforceable in accordance with their respective terms.
     (c) No Violation. The execution and the delivery of the Transaction Documents by each Seller party thereto and the respective performance and consummation of the Transactions by such Seller will not (i) breach in any material respect any Law or Order to which any Seller is subject, (ii) if a Seller is an entity, breach any provision of its constitutional documents, (iii) breach any Contract, Order, or Permit to which any Seller is a party or by which any Seller is bound or to which any Seller’s assets are subject or (iv) require any Consent from any Governmental Authority or other third party.

     (d) Brokers’ Fees. No Seller has on his own behalf incurred any Liability to pay any brokerage or finder’s commission, fee or similar compensation in connection with the Transactions for which MSP, Buyer or any Acquired Entity could become directly or indirectly Liable.
     (e) Sale Shares; Seller Information. Each Seller holds of record and owns legally and beneficially the number of Sale Shares as set forth next to such Seller’s name on Exhibit A, free and clear of any Encumbrances. No Seller is a party to any Contract that could require such Seller to sell, transfer, or otherwise dispose of any capital stock of any Acquired Entity (other than this Agreement). Except for the Sale Shares owned by Seller and listed on Exhibit A hereto, no Seller owns any shares or capital stock or other securities of any Acquired Entity or any options, warrants, equity securities, calls, rights or other securities convertible into or exchangeable or exercisable for shares of capital stock or other equity securities of any Acquired Entity. No Seller owns or otherwise has any statutory or contractual preemptive or other right of any kind (including any right of first offer or refusal) to acquire any capital stock or other securities from any Acquired Entity. Upon delivery of the Sale Shares to Buyer at Closing, each Seller will transfer full legal and beneficial title of the Sale Shares to Buyer, free and clear of any Encumbrances.
     (f) No Amounts Owed to Sellers. No Acquired Entity owes nor is any Acquired Entity obligated to pay Seller any amount and Seller has no claim of any kind against any Acquired Entity, except with respect to remuneration for services rendered as a director, officer, manager or employee of an Acquired Entity in the Ordinary Course of Business as described on Schedule 2.1(f) to the Disclosure Letter with regards to the Management Sellers.
     2.2 Representations and Warranties of Buyer, MSP and TMW. Each of Buyer, MSP and TMW, jointly, represents and warrants to Sellers as at the date of this Agreement as follows:
     (a) Entity Status. Each of Buyer, MSP and TMW is an entity duly created, formed or organized and validly existing under the Laws of the jurisdiction of its creation, formulation, or organization.
     (b) Power and Authority; Enforceability. Each of Buyer, MSP and TMW has the relevant power and authority to execute and deliver each Transaction Document to which it is party, and to perform and consummate the Transactions. Each of Buyer, MSP and TMW has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of their respective obligations thereunder and the consummation of the Transactions. This Agreement constitutes, and the other documents to be executed by Buyer, MSP and TMW which are to be delivered by each of Buyer, MSP and TMW at Closing will, when executed, constitute legal, valid and binding obligations of each of Buyer, MSP and TMW enforceable in accordance with their respective terms.

     (c) No Violation. The execution and delivery of the Transaction Documents to which each of Buyer, MSP or TMW is party and the respective performance and consummation of the Transactions by Buyer, MSP or TMW will not (i) breach in any material respect any Law or Order to which Buyer, MSP or TMW is subject, or (ii) breach any provision of its respective constitutional documents, (iii) breach any Contract, Order or Permit to which Buyer, MSP or TMW is a party or by which any Buyer, MSP or TMW is bound or to which any Buyer, MSP or TMW assets are subject or (iv) require any Consent from any Governmental Authority or other third party.
     (d) Brokers’ Fees. None of Buyer, MSP or TMW has incurred any Liability to pay any brokerage or finder’s commission, fee or similar compensation in connection with the Transactions for which Buyer or any Acquired Entity could become directly or indirectly Liable.
     (e) Financial Ability to Perform. Buyer, MSP and TMW will each have at and after the Closing cash in an aggregate amount sufficient for Buyer, MSP or TMW, as the case may be, to perform all of their respective obligations hereunder.
     (f) Buyer. Buyer was incorporated as a private company limited by shares on July 30, 2010. Buyer has not traded or entered into any contracts other than this Agreement, the Transaction Documents (including the New £30m Bond Documents), an agreement for company secretarial services with the Buyer’s Solicitors and in respect of the opening of bank accounts. Buyer has no Liabilities other than those set out in this Agreement and the Transaction Documents (including the New £30m Bond Documents) and for the matters referred to in the preceding sentence of this Section 2.2(f). Buyer’s current outstanding share capital consists of 1 A ordinary share of £0.01, which is held by MSP at the date hereof.
ARTICLE 3.
REPRESENTATIONS AND WARRANTIES CONCERNING THE ACQUIRED ENTITIES
     Subject to Article 9, Management Sellers, having made reasonable enquiry of Simon Inchley and Paul Franks, jointly and severally represent and warrant to MSP in the terms of the representations and warranties in this Article 3 as at the date of this Agreement except as set forth in the Disclosure Letter. Each of the representations and warranties in this Article 3:
     (a) shall be construed as a separate and independent warranty and representation; and
     (b) unless expressly provided in this Agreement, shall not be limited by reference to any other representation or warranty or by any other provision of this Agreement;
     (c) shall, to the extent that they are made subject to a person’s Knowledge, such expression shall mean an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter, or would have been so aware if he had made reasonable enquiries of each

Management Seller, Roger Williams (Finance Director), Laura Fleming (Human Resources Manager), Simon Inchley (Partner, Gresham LLP) and Paul Franks (Partner, Gresham LLP) of such particular fact or other matter within the Knowledge of each such person, and the Management Sellers represent and warrant that there are no other employees with managerial responsibility within the Acquired Entities or Gresham who in the circumstances it would be reasonable to make enquiries of in connection with the Warranties.
     and, subject to ARTICLE 9, the Buyer, MSP, TMW and/or each Acquired Entity shall have a separate claim and right of action in respect of every breach of a representation or warranty. The representations and warranties shall not in any respect be extinguished or affected by Closing.
     3.1 Corporate Status. Each Acquired Entity is an entity duly created, formed or organized, validly existing under the Laws of the jurisdiction of its creation, formation, or organization. Each Acquired Entity is duly authorized to conduct its business under the Laws of each jurisdiction where such qualification is required. Each Acquired Entity has the requisite corporate power and authority necessary to own or lease its properties and to carry on its businesses as currently conducted. Schedule 3.1 of the Disclosure Letter lists each Acquired Entity, their respective jurisdictions of organization, their respective directors and officers. Sellers have delivered to Buyer correct copies of each Acquired Entity’s constitutional documents, as amended to date. To the Management Sellers’ Knowledge, no Acquired Entity is in breach of any provision of its constitutional documents.
     3.2 No Violation; Governmental Consents. Except as set forth on Schedule 3.2 of the Disclosure Letter, the consummation of the Transactions will not (a) breach any Law or Order to which any Acquired Entity is subject at the date hereof, (b) breach any provision of the constitutional documents of any Acquired Entity, (c) breach any Contract, Order, or Permit to which any Acquired Entity is a party or by which it is bound or to which any of its assets is subject at the date hereof (or result in the imposition of any Encumbrance upon any of its assets), where such breach or imposition would have a Material Adverse Effect on the Acquired Entity, (d) require any Consent from any Governmental Authority or other third party, except any notifications or filings to the relevant UK regulatory agencies.
     3.3 Brokers’ Fees. No Acquired Entity has incurred any Liability to pay any brokerage or finder’s commission, fee or similar compensation in connection with the Transactions.
     3.4 Capitalization. The Company’s authorized Equity Interests consist of: (a) 84,800,000 A Ordinary Shares, of which 84,800,000 A Ordinary Shares are issued and outstanding, (b) 75,200,000 B Ordinary Shares, of which 75,200,000 B Ordinary Shares are issued and outstanding and (c) 35,900,000 C Ordinary Shares, of which 35,900,000 C Ordinary Shares are issued and outstanding. The Sale Shares constitute all of the issued and outstanding capital stock of the Company and (i) have been duly authorized and are validly issued and fully paid, (ii) were issued in compliance with all applicable UK Laws, (iii) were not issued in breach of any Commitments and (iv) are held of record and beneficially by the respective Sellers as set forth on Exhibit A. No Commitments exist with respect to any Equity Interest of the Company, and no such Commitments will arise in connection with or as a result of the Transactions. There are no Contracts with respect to the voting or transfer of the Company’s Equity Interests other than the Investment Agreement. The Company is not obligated to redeem or otherwise acquire any of its outstanding Equity Interests. There are no outstanding or authorized Commitments of any kind that could require the Company to issue or sell any of their Equity Interests (or securities convertible into or exchangeable for their Equity Interests). Save for the Loan Notes, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.
     3.5 Subsidiaries. Set forth on Schedule 3.5 of the Disclosure Letter for each Acquired Entity (other than the Company) is (a) its name and jurisdiction of creation, formation, or organization, (b) the number of authorized Equity Interests of each class of its Equity Interests, (c) the number of issued and outstanding Equity Interests of each class of its Equity Interests, the names of the holders thereof and the number of Equity Interests held by each such holder and (d) the number of Equity Interests held in treasury. The Company engages in all of its business activities, including the business activities reflected in the Financial Statements referred to in Section 3.7 either directly or through the Acquired Entities (other than the Company) and the Company has no investment or ownership interest in any other Persons. All of the issued and outstanding Equity Interests of each Acquired Entity other than the Company have been duly authorized and are validly issued and fully paid. The Acquired Entities hold of record and own beneficially all of the outstanding Equity Interests of the Subsidiaries, free and clear of any Encumbrances. There are no outstanding or authorized Commitments with respect to any Acquired Entity (other than the Company) or its Equity Interests and no such Commitments will arise in connection with or as a result of the Transactions. There are no Contracts with respect to the voting or transfer of any Acquired Entity’s (other than the Company) Equity Interests. No Acquired Entity (other than the Company) is obligated to redeem or otherwise acquire any of its Equity Interests. No Acquired Entity controls, directly or indirectly, or has any direct or indirect Equity Interest in, any Person that is not a subsidiary. There are no outstanding obligations of any Acquired Entity to make any debt or equity investment (whether in the form of a loan, capital contribution or otherwise) in or to any other Person (other than to Employees in connection with their employment with an Acquired Entity). None of the Acquired Entities (other than the Company) has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of any Acquired Entity (other than the Company) on any matter.
     3.6 Records. The copies of the Acquired Entities’ constitutional documents that were provided to Buyer are accurate and complete in all material respects and reflect all amendments made through the date of this Agreement. All material records and information belonging to an Acquired Entity (whether or not held in written form): (a) is in its exclusive possession or under its control and all such records and information are subject to access by it; and (b) in all material respects, records with reasonable accuracy all transactions and matters required by applicable Law.

     3.7 Financial Statements.
     (a) Set forth on Schedule 3.7 of the Disclosure Letter are the following financial statements;
     (i) audited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flow as of and for the fiscal years ended December 31, 2008 and 2009 for the Acquired Entities (the “Audited Financial Statements”); and
     (ii) unaudited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flow (the “Interim Financial Statements”) as of and for the six months ended June 30, 2010 (the “Balance Sheet Date”) for the Acquired Entities.
     (b) The Audited Financial Statements:
     (i) comply with the requirements of CA 2006;
     (ii) have been prepared in accordance with IFRS applied on a consistent basis throughout the periods covered thereby, give a true and fair view of the financial position of the Acquired Entities as of such dates and the results of operations and cash flows of the Acquired Entities for such periods, are consistent with the books and records of the Acquired Entities and have not been affected by any extraordinary or exceptional item other than those identified as such;
     (c) The statement of the Company’s directors contained in the directors’ report to the Audited Financial Statements complies with section 418(2) CA 2006.
     (d) Except as set forth in the Interim Financial Statements, the Interim Financial Statements have been prepared on a basis which is consistent with the Audited Financial Statements and fairly reflect the financial position, results of operations and cashflows of the Acquired Entities. The Acquired Entities have no known Liabilities in excess of £25,000, other than those reflected in the Interim Financial Statements, or incurred in the Ordinary Course of Business since June 30, 2010.
     (e) Each of the Acquired Entities maintains accounting books and records reflecting with reasonable accuracy its assets and liabilities and in the opinion of the Management Sellers maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with the knowledge of the Management Sellers, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Acquired Entities and to maintain accountability for the Acquired Entities’ consolidated assets (iii) access to the Acquired Entities assets is permitted only in accordance with the knowledge of the Management Sellers, and (iv) accounts, notes and other Receivables and inventory are recorded with reasonable accuracy.
     (f) Except as set forth in Schedule 3.7 of the Disclosure Letter, there have been no dividends (whether in cash or specie), distributions, transfers of cash, assets or value or other payments (“Shareholder Payments”) made by the Acquired Entities to or on behalf of the Sellers or their Affiliates or any employees of, or consultants or other advisers to the Sellers (or their Affiliates) since December 31, 2009, excluding salary payments to employees of the Acquired Entities and consistent with past practices.
     (g) Except as set forth in the Interim Financial Statements and as arising in the Ordinary Course of Business since June 30, 2010, the Acquired Entities have no other Indebtedness.
     3.8 Subsequent Events. Except as set forth on Schedule 3.8 of the Disclosure Letter, since December 31, 2009, other than in connection with the Transactions, the Acquired Entities have conducted their business only in the Ordinary Course of Business, and there has not been any Material Adverse Change with respect to any Acquired Entity. Without limiting the foregoing, since that date, none of the following have occurred:
     (a) the sale, lease, transfer or assignment by an Acquired Entity of any assets other than in the Ordinary Course of Business;
     (b) the entry by any Acquired Entity into a Contract (or series of related Contracts) either involving more than £250,000 or outside the Ordinary Course of Business;
     (c) termination of any Material Contract or of any Lease (or any agreement to assign, surrender, terminate or otherwise dispose of any of the Leases or licences in respect of the Leased Real Property);
     (d) to Management Seller’s Knowledge, no party to any Material Contract to which any Acquired Entity is a party or by which it is bound or any of its assets is subject has breached any such Contract;
     (e) the imposition of any Encumbrance upon any of the assets of any Acquired Entity;
     (f) any capital expenditure by any Acquired Entity (or series of related capital expenditures) either involving more than £250,000 in the aggregate or outside the Ordinary Course of Business;
     (g) any capital investment by any Acquired Entity in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) other than inventory, supplies and similar operating assets in the Ordinary Course of Business;
     (h) the issue of any note, bond, or other debt instrument by any Acquired Entity or the creation, incurrence, assumption, or guarantee of any Liability for borrowed money or capitalized lease Contract (excluding for these purposes any hire purchase or finance lease of any kind with a contract value of less than £100,000) by any Acquired Entity other than under the Loan Notes;

     (i) the delay or postponement by any Acquired Entity of the payment of accounts payable or other Liabilities either involving more than £100,000 or outside the Ordinary Course of Business;
     (j) the cancellation, compromise, waiver, or release of any Action (or series of related Actions) by any Acquired Entity either involving more than £100,000 or outside the Ordinary Course of Business;
     (k) the entry, by any Acquired Entity, into any Contracts or grant of any rights under or with respect to any Intellectual Property;
     (l) any change made to the constitutional documents of any Acquired Entity;
     (m) the issue, sale or disposal (by any other means) by an Acquired Entity of any of its Equity Interests;
     (n) the declaration, set aside, or payment by any Acquired Entity of any dividend or any distribution with respect to its Equity Interests (whether in cash or in kind) or the redemption, purchase, or acquisition (by any other means) of its Equity Interests;
     (o) no Acquired Entity has experienced any damage, destruction, or loss (whether or not covered by insurance) to its assets or properties in excess of £100,000;
     (p) the making of, by any Acquired Entity, any loan to, or entering into any other transaction with, any of its directors, officers, or employees other than payment of compensation in ordinary course, consistent with past practice or reflected in the Interim Financial Statements or the Audited Financial Statements;
     (q) the entering into by any Acquired Entity of any employment, collective bargaining, or similar Contract or modified the terms of any such existing Contract;
     (r) any commitment by any Acquired Entity to pay any bonus or granting any increase in the base compensation or made any other changes in employment terms (i) of any director, officer, or employee thereof that is a Seller or an Affiliate thereof, or (ii) outside of the Ordinary Course of Business, of any of its other directors, officers, or employees;
     (s) no director, officer or employee earning in excess of £50,000 per annum has given notice or is under notice of dismissal and no such employee will be entitled to give notice as a result of this Agreement and the Transactions;
     (t) the adoption, amendment, modification, or termination by any Acquired Entity of any bonus, profit-sharing, incentive, severance, or similar Contract for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee Benefit Plan);

     (u) the making or pledging to make by any Acquired Entity of any charitable or other capital contribution either involving more than £25,000 (individually or in the aggregate) or outside the Ordinary Course of Business;
     (v) the payment of any Indebtedness by any Acquired Entity (including trade payables) in advance of its regularly scheduled due date or withheld any payment on any Indebtedness (including trade payables) after its regularly scheduled due date;
     (w) the payment on any Liabilities, Indebtedness (including trade payables) or other obligations by any Acquired Entity which is owed to any Seller or any of their Affiliates or the withholding of any payment on any Liabilities, Indebtedness (including trade payables) or other obligations owed to any Seller or any of their Affiliates after its regularly scheduled due date;
     (x) the cancellation, compromise, factoring, waiving or release by any Acquired Entity of all or any part of any debts or Liabilities owed to it (including trade receivables and Liabilities owed to any Acquired Entity by any Seller or any of their Affiliates);
     (y) the change to the accounting practice, policies or procedures of any Acquired Entity or making of any adjustment to its books and records, or recharacterization of any assets or Liabilities save as required by Law or as a result of any changes in IFRS;
     (z) the making of additional payments by any Acquired Entity of the kind set out in Schedule 3.7 of the Disclosure Letter between the date of this Agreement and the Closing Date.
     (aa) the passing of a resolution of the members of the Company; and
     (bb) any commitment by any Acquired Entity to any of the foregoing.
     3.9 Liabilities.
     (a) In relation to Encumbrances over assets of any Acquired Entity and in relation to all overdraft, loan and other financial and leasing facilities available to each Acquired Entity:
     (i) no Management Seller is aware of, nor has any Acquired Entity been notified that there has been, a contravention of or non-compliance with their terms and conditions;
     (ii) no step to enforce any such Encumbrance or repayment of any facility has been taken or threatened;
     (iii) there has been no alteration in their terms and conditions and they are all in full force and effect; and

     (iv) there are no guarantees or indemnities of, or on any security provided by, a third party, the Sellers or any of their Affiliates.
     (b) The total amount borrowed by each Acquired Entity:
     (i) from the Banks does not exceed the limits on their respective overdraft facilities; or
     (ii) from whatever source does not exceed any limitation on borrowing contained in the Articles of Association or any debenture or loan instrument or other deed or document binding on it.
     (c) Save for the borrowings referred to in Section 3.9(a) and (b) and excluding any trade creditors no Acquired Entity:
     (i) has outstanding any loan capital;
     (ii) has incurred or agreed to incur any borrowing which it has not repaid or satisfied; or
     (iii) is a party to or has any obligation under:
     (a) any loan agreement, debenture, acceptance credit facility, bill of exchange, promissory note, finance lease, debt or inventory financing, discounting or factoring arrangement or sale and lease back arrangement; or
     (b) any other arrangement the purpose of which is to raise money or provide finance or credit.
     3.10 Legal Compliance. Each Acquired Entity and its Affiliates has, to the Knowledge of the Management Sellers, complied in all material respects with all applicable Laws and no Action is pending or, to the Knowledge of any Management Seller, threatened against any Acquired Entity alleging any failure to so comply. Without limiting the foregoing, all legal and procedural requirements and other formalities in relation to each Acquired Entity have been complied with in all material respects concerning:
     (a) its Articles of Association (including all resolutions passed or purported to have been passed);
     (b) the filing of all documents required to be filed at Companies House;
     (c) issues of shares, debentures or other securities;
     (d) payments of interest and dividends and the making of other distributions; and
     (e) directors and other officers.

No Acquired Entity has at any time purchased or redeemed or repaid or agreed to purchase, redeem, repay or redenominate any share capital except in accordance with Part 18, Chapters 4 and 5 CA 2006.
Each Acquired Entity has complied with the data protection principles set out in the data Protection Act 1998 in all material respects. Where necessary, each Acquired Entity is duly registered as a data controller under the Data Protection Act 1998.
     3.11 Tax Matters.
     (a) Each Acquired Entity has duly filed, on or before their due date, all Tax Returns that it was required to file. All such Tax Returns were accurate, correct and complete in all material respects. All Taxes required to be paid by each of the Acquired Entities with respect to any period ending on or before the Closing Date (whether or not shown on any Tax Return) have been timely paid and the reserves for Taxes (rather than the reserve for deferred Taxes established to reflect timing differences between book and Tax income) provided in the statutory accounts of the Acquired Entities have been determined in accordance with generally accepted accounting practice (as defined in section 50 Finance Act 2004) and will be sufficient for all Taxes of the Acquired Entities with respect to any period for which Tax Returns have not yet been filed or for Taxes not yet due and owing for any Tax period ending before the Closing Date. No Acquired Entity currently is the beneficiary of any extension of time within which to file any Tax Return. No Action has ever been initiated or threatened by a Tax Authority in a jurisdiction where an Acquired Entity does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of any Acquired Entity that arose in connection with any failure (or alleged failure) to pay any Tax. Each Acquired Entity has provided the Buyer with accurate and complete copies of all of its Tax Returns except those periods for which returns are not yet due.
     (b) Each Acquired Entity has withheld and accounted for all Taxes required to have been withheld and accounted for in connection with amounts paid or owed to any employee, independent contractor, creditor, holder of its Equity Interests, or other third party.
     (c) No Management Seller has Knowledge of any threatened assessment of, or any Basis for, any claim that additional Taxes are due for any period for which Tax Returns have been filed. There is no Action concerning any Tax Liability of any Acquired Entity either (i) claimed or raised in writing or (ii) as to which any Management Seller has Knowledge. Schedule 3.11(c) of the Disclosure Letter lists all Tax Returns filed with respect to each Acquired Entity for taxable periods ended on or after December 31, 2009, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit. The Management Sellers have delivered to the Buyer correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by any Acquired Entity since December 31, 2009.

     (d) No Acquired Entity has waived any statute of limitations in respect of Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, or entered into any closing agreement under applicable Tax Law.
     (e) Except as set forth on Schedule 3.11(f) of the Disclosure Letter, no item of income or gain reported for financial accounting purposes in any period before Closing will be included in taxable income for any later period and no Acquired Entity will have any taxable income or gain as a result of prior intercompany transactions that has been deferred and that will be taxed as a result of the Transactions.
     (f) No Acquired Entity has or has previously had a permanent establishment in a country outside the United Kingdom.
     (g) Other than the tax indemnity obtained on the occasion of the acquisition on April 28, 2008 no Acquired Entity is a party to any Tax indemnity, or any similar agreement relating to Taxes, other than any such agreement that will be terminated on or before the Closing Date without liability to any Acquired Entity.
     (h) Except as set forth in Schedule 3.11(i) of the Disclosure Letter hereto, no Acquired Entity owns an interest in any controlled foreign company for the purposes of Chapter IV Part XVII Income and Corporation Taxes Act 1988.
     (i) Set forth on Schedule 3.11(j) of the Disclosure letter are full details of every agreement or arrangement under the terms of which any Acquired Entity has agreed to indemnify any other person in respect of Tax, or to make a payment to any other person for or on account of any Tax.
     (j) All transactions between any Acquired Entities, or between any Acquired Entity and the Sellers or any of their current or past Affiliates, have been and are on fully arm’s length terms. So far as the Management Sellers are aware, there are no circumstances which would cause any Tax Authority to make any adjustment for Tax purposes, or require any such adjustment to be made, to the terms on which any such transaction is treated as taking place, and no such adjustment has been made, threatened or attempted in fact.
     (k) No Acquired Entity has acquired any asset from any other company which was, at the time of the acquisition, a member of the same group of companies as that Acquired Entity for the purposes of any Tax.
     (l) No Acquired Entity is liable for any Tax as the agent of any other person or business.
     (m) Each Acquired Entity is and has at all times been resident in the United Kingdom for Tax purposes and is not and has not been treated as resident or liable to Tax in any other jurisdiction for any Tax purposes.

     (n) Each Acquired Entity is a registered and taxable person for the purposes of value added tax and has complied in all material respects with any law relating to value added tax.
     (o) No Acquired Entity has applied to any Tax Authority to be treated as, nor have two or more such companies been treated as, a group for value added tax purposes.
     (p) All documents which are necessary to prove title to an asset and have not ceased to be enforceable in the possession of each Acquired Entity or to the production of which each Acquired Entity is entitled and which attract stamp or transfer duty in the United Kingdom or elsewhere, have been duly stamped.
     3.12 Title to Assets. The Acquired Entities have legal and beneficial title to, or a valid leasehold interest in, the properties and assets they use, located on their premises, shown on the Interim Financial Statements, or acquired after the date thereof, free and clear of all Encumbrances, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Interim Financial Statements and except for the security in favour of the Banks which is to be released on Closing.
     3.13 Real Property.
     (a) None of the Acquired Entities owns any freehold property.
     (b) Schedule 3.13(b) of the Disclosure Letter lists and describes briefly all real property leased or subleased to each Acquired Entity (the “Leased Real Property”). Sellers have delivered to Buyer accurate copies of the lease and sublease Contracts (as amended to date) required to be listed in Schedule 3.13(b) of the Disclosure Letter and all ancillary documents pertaining thereto (the “Leases”) which are the only properties owned leased or occupied or in which the Acquiring Entity has an interest. With respect to each Lease:
     (i) the Acquired Entities has title to the property demised by the Leases and to the Management Seller’s Knowledge, there are no circumstances which would entitle or require any landlord or any other person to exercise any powers of entry or right to forfeiture or right to take possession or which would otherwise restrict or terminate the continued sole and exclusive possession or occupation of each Acquired Entity under the Leases, provided no warranty within this Agreement extends to the state of condition and repair of the Leased Real Property other than within Sections 3.13(c)(xiii), 3.13(c)(xiv) and 3.13(d);
     (ii) there are no pending or threatened, Actions relating to the property demised by the Leases or other matters affecting adversely the current use, occupancy and no Acquired Entity has any actual or contingent liability in respect of any property formerly owned or occupied by it or in respect of which it acted as a guarantor save as set out in the Schedule 3.13(ii) of the Disclosure Letter;
     (iii) to the Management Sellers’ Knowledge, the user will not be adversely affected by planning proposals or schemes nor is any user stated to be personal, no planning permission is suspended or remains unimplemented in whole or in part, no planning application has been submitted which awaits determination, the Acquired Entities have not received any proposals from any local or other authority involving compulsory acquisition or requisition, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any Permits necessary to use it have not been obtained;
     (iv) to the Management Sellers’ Knowledge, the property demised by the Leases have been constructed for purposes permitted under applicable Law and in accordance with the requirements of the relevant local or other interested authorities which have been fully complied with, and the user (or intended user) of them, is as of right or the permitted user of them for the purposes of applicable Law; and is the indicated primary use under approved development plans for the relevant area in which the property demised by the Leases are situated;
     (v) there are no Contracts granting to any Person the right of use or occupancy of any portion of the parcel of real property;
     (vi) there are no Contracts to purchase the parcel of real property, or any portion thereof, or interest therein and no person is entitled to any option, right over, interest in, right of pre-emption, first refusal, surrender or determination relating to any of the Leases nor is any person in the course of acquiring any of these, any options or rights enjoyed by any Acquired Entity have so far as the Management Sellers are aware been protected by the appropriate registration where necessary and all appropriate notices have been properly served where any such option or right has become exercisable;
     (vii) there are no Persons (other than the Acquired Entities) in possession of the parcel of real property, other than tenants under any leases disclosed in Schedule 3.13(b) of the Disclosure Letter;
     (viii) to the Management Sellers’ Knowledge, all facilities located on the parcel of real property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are adequate in accordance with all applicable Laws and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the parcel of real property;
     (ix) to the Management Sellers’ Knowledge, each parcel of real property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the parcel of real property; and
     (c) With respect to each Lease:

     (i) the relevant Contract is Enforceable properly stamped and in full force and effect in accordance with its respective terms and the Acquired Entities is the legal and beneficial owner under the Leases;
     (ii) the relevant Contract will continue to be Enforceable and in full force and effect on identical terms following the consummation of the Transactions;
     (iii) no notice of any breach has been received by any Management Seller, and the Management Sellers are not aware of any dispute relating to any of the Leases;
     (iv) no party to the relevant Contract has repudiated any provision thereof;
     (v) there are no Actions or Orders in effect as to the relevant Contract;
     (vi) no Acquired Entity has granted or suffered to exist any Encumbrance in the leasehold or subleasehold Contract;
     (vii) to the Management Sellers’ Knowledge, all facilities leased or subleased under the Contract have received all real estate and environmental Permits required in connection with the operation thereof and the Acquired Entities have performed and observed all requirements (whether in relation to freehold or leasehold land) affecting the properties demised by the Leases in accordance with applicable Laws;
     (viii) no Acquired Entity has committed to sublet or assign its interest under any Lease (except to another Acquired Entity) and to the Management Sellers’ Knowledge, there are no undisclosed covenants, stipulations, restrictions, easements, rights of way, exceptions, reservations, grants, conditions, agreements or declarations affecting any of the Leases or its use;
     (ix) the Leases are not subject to the payment of any outgoings other than business or water rates and the sums reserved by the lease under which any of the properties demised by the Leases are held;
     (x) where the rent reserved by any of the Leases is subject to review, all such reviews are calculated only on an open market basis and all rent review notices have been served within any requisite time limits and there are no legal disputes outstanding as to the settlement of the relevant level of rent nor have there been previous legal disputes as to the interpretation or implementation of the rent review provisions;
     (xi) none of the Leases contains a provision requiring landlord’s consent on change of ownership of the issued share capital of the tenant or the control of the tenant;

     (xii) the Acquired Entity in whom title is vested has paid all rent, insurance, service charges licence fees and all other outgoings which have become due in respect of each of the Leases;
     (xiii) to the Management Sellers’ Knowledge, no structural or other material defects have appeared in respect of, or affected, the buildings and structures on, or comprising, the properties demised by the Leases that would materially interfere with its use or materially impair its value;
     (xiv) the Acquiring Entities have not received notice of dilapidations in respect of any properties demised by the Leases; and
     (xv) to the Management Sellers’ Knowledge, there is no other matter which materially and adversely affects the leasehold title of the Acquiring Entities to the Leased Real Property, which, to the Management Sellers’ Knowledge, should be revealed to a buyer of shares of the Company.
     (d) The Acquired Entities have not received any requests for any repairs, restorations or improvements to the Leased Real Property which have not been satisfied by them.
     (e) The Leased Real Property, together with easements, licenses, tenements and hereditaments appurtenant thereto, include all of the real property used or held for use in connection with or otherwise required to carry on the business of the Acquired Entities in substantially the manner it has been conducted prior to the date of this Agreement.
     3.14 Intellectual Property.
     (a) To the Management Sellers’ Knowledge, the Acquired Entities own or have the right to use pursuant to a valid Contract all Intellectual Property necessary for the operation of the businesses of the Acquired Entities as currently conducted. Each item of registered Intellectual Property owned or used by each Acquired Entity immediately prior to the Closing will be owned or available for use by such Acquired Entity on identical terms and conditions immediately subsequent to the Closing. To the Management Sellers’ Knowledge, each Acquired Entity has taken all necessary action to maintain and protect each item of registered Intellectual Property that it owns and all applications and renewal fees and other steps required for the maintenance or protection of such registered Intellectual Property have been paid on time or taken.
     (b) Schedule 3.14(b) of the Disclosure Letter identifies each (i) patent and trade mark which has been registered by each Acquired Entity and (ii) trade mark application, disclosures, reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations filed by any Acquired Entity. Management Sellers have delivered to Buyer correct copies of all written documentation evidencing ownership and prosecution (if applicable) of each such item of registered Intellectual Property of the Acquired Entities and all material licences of Intellectual Property to or by any third party to which any Acquired Entity is a party (excluding for the avoidance of doubt any

Contracts relating to licences of mass market or shrink wrap software packages). Schedule 3.14(b) of the Disclosure Letter also identifies each domain name and trade name each Acquired Entity uses in connection with any of its businesses. With respect to each item of registered Intellectual Property identified in Schedule 3.14(b) Note - HBJGW to advise of the Disclosure Letter:
     (i) to the Management Sellers’ Knowledge, the Acquired Entities possess all right, title and interest in and to the item, free and clear of any Encumbrance;
     (ii) the item is subsisting and to the Management Sellers’ Knowledge valid and Enforceable;
     (iii) the item is not subject to any outstanding Order;
     (iv) no Action is pending or, to the Knowledge of any Management Seller, is threatened that challenges the validity, Enforceability, use, or ownership of the item;
     (v) the Acquired Entities are not required to pay any royalties for the use of the item or the making or selling of products or services; and
     (vi) no Acquired Entity has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.
     (c) To the Management Sellers’s Knowledge, no Acquired Entity has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any other Person’s Intellectual Property rights, and no Seller has ever received any notice alleging any such interference, infringement, misappropriation, or violation (including any claim that each Acquired Entity must license or refrain from using any other Person’s Intellectual Property rights. To the Knowledge of Management Sellers, no other Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any Acquired Entity.
     (d) Schedule 3.14(d) of the Disclosure Letter identifies each item of Intellectual Property, other than mass market or shrink wrap software available on a retail basis that any other Person owns and that any Acquired Entity licenses and those to which the Acquired Entities have acquired rights to use. Management Sellers have delivered to Buyer accurate copies of all such Contracts with respect to such license or use as amended to date (excluding, for the avoidance of doubt, mass market or shrink wrap software licences available on a retail basis). With respect to each item of Intellectual Property required to be identified in Schedule 3.14(d) of the Disclosure Letter:
     (i) the Contract is to the Management Sellers’ Knowledge, Enforceable and in full force and effect in accordance with its respective terms;

     (ii) to the Management Sellers’ Knowledge, the Contract will continue to be Enforceable and in full force and effect on identical terms following the consummation of the Transactions;
     (iii) to the Management Sellers’ Knowledge, no party to the Contract is in material breach, and no event has occurred which with notice or lapse of time would constitute a breach thereunder;
     (iv) no party to the Contract has notified Management Sellers that it has repudiated, or intends to repudiate, any provision thereof;
     (v) no Action is pending or, to the Knowledge of any Management Seller, is threatened which challenges the Enforceability of the underlying item of Intellectual Property; and
     (vi) no Acquired Entity has granted any sublicense, options, or similar Contract with respect to the Contract.
     (e) To the Management Sellers’ Knowledge, no Acquired Entity will interfere with or infringe any Intellectual Property rights of any other Person as a result of the continued operation of its businesses as currently conducted.
     (f) The Acquired Entities have taken commercially reasonable measures necessary to protect the confidentiality of all confidential information, trade secrets and Know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (“Trade Secrets”) that are owned, used or held by it, and to Management Sellers’ Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached.
     (g) To the Management Sellers’ Knowledge, the Acquired Entities collectively have sufficient rights to use all of the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other material information technology equipment, and all associated documentation (the “IT Assets”) used in their businesses as presently conducted. To the Management Sellers’ knowledge, the IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Acquired Entities in connection with their businesses, and have not materially malfunctioned or failed within the past two (2) years in such a way as to cause a significant disruption to the operation of the business of any of the Acquired Entities.
     (h) Copies of all maintenance and support agreements, facilities management and escrow agreements relating to the deposit of source codes and disaster recovery agreements are set out in Schedule 3.14(h) of the Disclosure Letter.
     (i) To the Management Sellers’ Knowledge, the Acquired Entities have all rights to use, develop modify and maintain the IT Assets as are necessary for the conduct of business of the Acquired Entities. To the Management Sellers’ Knowledge, all such rights will be unaffected by any direct or indirect change of control of the Acquired Entities without any consent payment or other condition having to be obtained, made or fulfilled.
     (j) To the Management Sellers’ Knowledge, all the IT Assets used by the Acquired Entities are owned by or are under the control of the Acquired Entities and upon Closing will not be wholly or partly dependent on any facilities which are under control of a third party.
     (k) Each Acquired Entity has control of or access to all records, systems, data and information held by it or on its behalf which are recorded, maintained, stored or wholly or partly dependent on any IT Assets, whether operated by an Acquired Entity or not.
     3.15 Tangible Assets. The Acquired Entities own or lease all buildings, machinery, equipment and other tangible assets necessary for the conduct of their businesses as currently conducted. Each such tangible asset has been maintained in accordance with normal industry practice, is in reasonable condition and repair (subject to normal wear and tear) and, in the Management Sellers’ reasonable opinion, is suitable for the purposes for which it currently is used and is in good working order.
     3.16 Inventory. As of the Balance Sheet Date, the inventories of the Acquired Entities were of a quality and a quantity useable and saleable in the Ordinary Course of Business, subject to provisions or allowances reflected on the balance sheet included in the Interim Financial Statements or in the Audited Financial Statements for obsolete, excess, slow-moving and other irregular items.
     3.17 Contracts. Except as otherwise disclosed in Schedules 3.13 (Real Property), 3.14(Intellectual Property), 3.20 (Insurance), 3.23 (Employment) and 3.27 (Customers and Suppliers) of the Disclosure Letter, Schedule 3.17 of the Disclosure Letter lists each Contract to which any Acquired Entity is a party which:
     (a) is for the lease of personal property to or from any Person providing for lease payments in excess of £100,000 per annum;
     (b) is for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, that is known to result in a loss to Acquired Entity on completion of such Acquired Entities’ obligations, or involve consideration in excess of £100,000;
     (c) concerns an investment or interest in a limited liability company, partnership, joint venture, or similar arrangement;
     (d) any Contract under which it has created, incurred, assumed, or guaranteed any Liability for borrowed money or any capitalized lease in excess of £100,000, or under which it has imposed or suffered to exist an Encumbrance on any of its assets;

     (e) any Contract concerning non-competition;
     (f) any Seller or any of their Affiliates (other than the Acquired Entities) is also a party;
     (g) is a collective bargaining Contract;
     (h) advances or loans or guarantees any loan in any amount to any of its directors or officers or any Seller or, outside the Ordinary Course of Business, to its employees that are not Sellers;
     (i) any Contract for the employment of any individual on a full-time, part-time, consulting, independent contractor or other basis providing annual compensation in excess of £50,000 or providing severance benefits;
     (j) the performance of which involves consideration payable by any Acquired Entity in excess of £100,000; and
     (k) is outside the Ordinary Course of Business.
     Management Sellers have delivered to Buyer a correct and complete copy of each written Contract (as amended to date) required to be listed in Schedule 3.17 of the Disclosure Letter and a written summary setting forth the terms and conditions of each oral Contract required to be referred to in Schedule 3.17 of the Disclosure Letter. With respect to each such Contract:
     (A) the Contract is legally binding on the parties to it in full force and effect in accordance with its respective terms;
     (B) to the Management Sellers’ Knowledge, the Contract will continue in full force and effect on identical terms following the consummation of the Transactions;
     (C) to the Management Sellers’ Knowledge, no party is in material breach, and no event has occurred which, with notice or lapse of time, would constitute a material breach, under the Contract;
     (D) no party to the Contract has repudiated, or advised the Acquired Entities or the Management Sellers in writing that it intends to repudiate, any provision of the Contract; and
     (E) no party to the Contract has notified the Acquired Entities or any of the Management Sellers in writing that they intend to terminate the Contract or that they do not intend to renew the Contract when it comes to the end of its current term.
     3.18 Tenders. Schedule 3.18 of the Disclosure Letter sets forth the details of all outstanding tenders for contracts (excluding for these purposes, tenders at pre-qualification questionnaire stage) to provide goods or services that any Acquired Entity has submitted, where the consideration to be paid under such contract would exceed £250,000.

     3.19 Receivables. All of the Receivables are enforceable, represent bona fide transactions, arose in the Ordinary Course of Business of the Acquired Entities and are reflected with reasonable accuracy in their accounting books and records. Document 18.7 in the documents attached to the Disclosure Letter sets forth the aged debtors of the Acquired Entities.
     3.20 Insurance. Schedule 3.20 of the Disclosure Letter sets forth the following information with respect to each insurance policy Contract to which any Acquired Entity has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past two (2) years:
     (a) the name, address and telephone number of the agent;
     (b) the name of the insurer, the name of the policyholder and the name of each covered insured,
     (c) the policy number and the period of coverage; and
     (d) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount of coverage; and
     (e) a description of any retroactive premium adjustments or other loss-sharing arrangements.
With respect to each insurance policy Contract:
     (A) to the Management Sellers’ Knowledge the Contract is enforceable and in full force and effect in accordance with its respective terms and will continue to be in full force and effect on identical terms following the consummation of the Transactions;
     (C) neither any Acquired Entity nor any other party to the Contract is in breach (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach under the Contract;
     (D) no party to the Contract has notified any Acquired Entity that is has repudiated, or intends to repudiate any provision thereof; and
     (E) to the Sellers’ knowledge the Contract does not contain special terms, conditions or endorsements which would lead to any liability under such insurances being avoided by the insurers.
     Each Acquired Entity has been covered during the past two (2) years by insurance in scope and amount customary and reasonable, in the reasonable belief of the Management Sellers, for the businesses in which it has engaged during the aforementioned period.
     3.21 Litigation. Schedule 3.21 of the Disclosure Letter sets forth each instance in which any Acquired Entity (a) is subject to any outstanding Order or (b) is a party or, to the Knowledge of any Management Seller, is threatened to be made a party to any Action. No

Action required to be listed in Schedule 3.21 of the Disclosure Letter questions the Enforceability of this Agreement or the Transactions, or are likely to result in any Material Adverse Change with respect to any Acquired Entity, and no Management Seller has any basis to believe that any such Action is likely to be brought or threatened against any Acquired Entity.
     3.22 Labor; Employees.
     (a) Schedule 3.22(a) of the Disclosure Letter sets forth an anonymised correct list of the employees of the Acquired Entities (determined as of the date of the list), which specifies each employee’s name, job title or job description, annualized salary or base hourly wage rate, holiday entitlement, non-cash benefits, work location, employer, start date of employment and of continuous employment, if different, notice period required to be given by employee and employer.
     (b) None of the Acquired Entities is a party to any collective bargaining agreement or other material contract or agreement with any labor organization or other representative of employees pertaining to current employees.
     (c) No trade union is recognized for collective bargaining purposes by any of the Acquired Entities and no request has been made pursuant to the Information and Consultation of Employees Regulations 2004.
     (d) None of the Acquired Entities has, within a period of one year before the date of this Agreement, given notice of any redundancies to the Department for Business, Innovation and Skills pursuant to section 193 of the Trade Union and Labour Relations (Consolidation) Act 1992 or started consultations with any independent trade union or unions or other employee representatives under Part XI Employment Rights Act 1996 and no Acquired Entity has failed to comply with any obligation under such Part XI and there are no arrangements by any of the Acquired Entities planned or in progress for dismissing any employee of any of the Acquired Entities (by reason of redundancy or business reorganization or otherwise).
     (e) To the Knowledge of the Management Sellers, none of the Acquired Entities have committed any unfair labor practices. There is no unfair labor practice, charge or grievance arising out of a collective bargaining agreement or other grievance proceeding against any of the Acquired Entities pending, or, to the Management Sellers’ Knowledge, threatened.
     (f) There are no labor strikes, labor disputes, slowdowns, work stoppages or lockouts pending or, to Management Sellers’ Knowledge, threatened with respect to any employees of any of the Acquired Entities.
     (g) No amount due to or in respect of any employee or former employee is in arrears and unpaid other than salary for the month current at the date of this Agreement and no gratuitous payment has been made or promised by any of the Acquired Entities by agreement, arrangement or practice (whether binding or otherwise) in connection with the actual or proposed termination, breach, suspension or variation of any employment or engagement of any present or former director, officer or employee of or consultant to that company and there is no outstanding obligation or ex gratia arrangement for any of the Acquired Entities to pay any compensation or provide any benefits to any present or former director, officer, employee or consultant (or their dependants or relatives).
     (h) No proceedings, claims, suits, actions or governmental investigations are current, pending or, to Management Sellers’ Knowledge, threatened, against any of the Acquired Entities with respect to any current or former employee’s employment and employment practices, terms and conditions of employment and wages and hours.
     (i) There is no proceeding, claim, suit, action or governmental investigation pending or, to Management Sellers’ Knowledge, threatened, with respect to which any current or former director of any of the Acquired Entities or any current employee or former employee is or may be entitled to claim indemnification from any of the Acquired Entities pursuant to (i) the constitutional documents of any of the Acquired Entities, (ii) any indemnification agreement to which any of the Acquired Entities is a party, or (iii) applicable Law.
     (j) During the last year, other than changes in the Ordinary Course of Business, no material changes have occurred in the work force involving employees of the Acquired Entities, including material employee terminations, employee transfers in or out pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, employee leasing arrangements, secondments, reallocations of duties and outsourcing of duties or functions.
     (k) To the Management Sellers’ Knowledge, each employee set out in Schedule 3.22(a) is employed and classified by the Acquired Entities as an employee and there is no other individual who works for any of the Acquired Entities who has a legitimate claim to be an employee of an Acquired Entity.
     (l) There are no terms and conditions in any contract with any officer or employee of any of the Acquired Entities or any other binding agreement with any such person pursuant to which such person will be entitled to receive any payment or benefit or change the rights or obligations of or accelerate the payment or vesting of any benefit of such persons as a consequence of the transaction contemplated by this Agreement.
     (m) There are no charges, investigations, administrative proceedings or formal complaints of discrimination in employment or employment practices, for any reason, including discrimination based on age, disability, gender, marital status, race, religion, national origin, sexual orientation or other legally protected category or for sexual harassment which has been asserted or is now pending or, to Management Sellers’ Knowledge, threatened, before any court or employment tribunal in England, Scotland or Wales, or any other Governmental Authority in any jurisdiction in which any of the Acquired Entities have employed or currently employ any Person involving or related to current or former employees.

     (n) In the opinion of Management Sellers, the Acquired Entities have employees sufficient to operate the business as presently conducted by the Acquired Entities.
     (o) There are no charges, investigations, administrative proceedings or formal complaints of overtime, break time or minimum wage violations involving any of the Acquired Entities pending, or to Management Sellers’ Knowledge threatened, before any court or employment tribunal in England, Scotland or Wales.
     (p) There are no citations, investigations, administrative proceedings or formal complaints of violations of occupational safety and health Laws pending against any of the Acquired Entities.
     3.23 Employment. Each Acquired Entity, in respect of its current and former employees, has complied in all material respects and is in compliance in all material respects with all Laws pertaining to employment, including Laws governing or regarding the payment of wages or other compensation (including severance or redundancy pay), employee benefits, termination of employment, employment discrimination and harassment, equal opportunities, occupational safety and health, working time, information and consultation obligations and any and all other Laws governing or pertaining to the terms and conditions of employment and all obligations in relation to the payment of taxes and National Insurance contributions. No Action is pending nor, to the Knowledge of any Management Seller, is any Action threatened against any Acquired Entity alleging any failure to so comply. No Acquired Entity has breached or is in breach of any Contract for the employment of any individual on a full-time, part-time, consulting, or other basis. To the Knowledge of each Management Seller (but without making any enquiry of any third party), no executive or key employee has any plans to terminate employment with any Acquired Entity.
     3.24 Employee Benefits.
     (a) Schedule 3.24 of the Disclosure Letter lists each Employee Benefit Plan.
     (b) Sellers have delivered to Buyer accurate copies of each Employee Benefit Plan, current summary plan descriptions for each Employee Benefit Plan, all related trusts, insurance and other funding Contracts which implement each such Employee Benefit Plan, and all correspondence with any Governmental Authority respecting any such Employee Benefit Plan.
     (c) Each Employee Benefit Plan (and each related trust, insurance Contract, or fund) complies in form and in operation in all material respects with the applicable requirements of all applicable Laws.
     (d) All premiums required to be paid, all benefits, expenses and other amounts due and payable, and all contributions, transfers, or payments required to be made to or under the Employee Benefit Plans will have been paid, made, or accrued for all services on or prior to the Closing Date.

     (e) No Acquired Entity maintains or ever has maintained or contributes, ever has contributed, or ever has been required to contribute, to any Employee Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, civil partners or their dependents.
     (f) No event has occurred and so far as Management Sellers are aware no condition exists with respect to the Employee Benefit Plans that is likely to subject any Acquired Entity, any of its employees, any Employee Benefit Plan, or the Buyer to any Tax, fine, penalty or Liability under applicable Laws.
     (g) Neither the execution and delivery of this Agreement, nor the consummation of the Transactions is likely to;
     (i) result in any payment to be made by any Acquired Entity, including without limitation, severance, unemployment compensation, golden parachute or otherwise, becoming due to any employee, director or consultant of the Acquired Entities, or
     (ii) increase any benefits or accelerate vesting otherwise provided under any Employee Benefit Plan.
     (h) All Employee Benefit Plans maintained by the Acquired Entities comply in all respects with applicable local laws, rules and regulations, and the Acquired Entities have no unfunded liabilities with respect to any such Employee Benefit Plans.
     (i) No condition, agreement or plan provision limits the right of the Acquired Entities to amend, cut back or terminate any Employee Benefit Plan that it sponsors.
     (j) There are no pending Actions that have been asserted or instituted in respect of the Employee Benefit Plans other than routine claims for benefits and to the Management Sellers’ Knowledge, no such action has been threatened against the Acquired Entities.
     (k) As at the date of this Agreement, there is not in existence, nor is any Acquired Entity proposing to introduce prior to the Closing Date, any share incentive, share options, profit sharing, bonus or any other incentive in respect of any current or former employee or director of any Acquired Entity.
     3.25 Pensions.
     (a) Save for the UK Pension Schemes, the Executive Pension Plan and the Norwich Union Life Assurance Scheme, no Acquired Entity is:
     (i) a party to or contributing to or has ever been a party to or contributed to any retirement benefits pension or life assurance scheme or arrangement, fund or personal pension scheme or stakeholder arrangement whether in the United Kingdom or overseas whether funded or unfunded relating to any of its present or past directors or employees or those claiming through them other than the DB Schemes; or
     (ii) under any legal or ex-gratia obligation or obligation established by custom to provide any retirement, death, disability, accident, or sickness pension or payment to or in respect of any such director, or employee or person claiming through them; and
     (iii) no proposal has been announced or implied to establish or contribute to any other such scheme or arrangement or fund.
     (b) The Acquired Entities ceased to participate in the DB Schemes on:
     (i) April 28, 2008 in relation to the Johnson DB Scheme in accordance with the provisions of a deed of variation dated April 11, 2008; and
     (ii) April 28, 2008 in relation to the Semara DB Scheme in accordance with the provisions of a deed of discharge dated April 11, 2008.
     (c) Insofar as material for the purposes of this Agreement, all relevant particulars of the UK Pension Schemes and any historic participation in the DB Schemes have been disclosed to Buyer to a degree that is sufficient for Buyer to understand the pension arrangements and/or liabilities of each of the Acquired Entities.
     (d) In respect of Executive Pension Plan each Acquired Entity has at all times complied in all material respects with, the trusts, powers and provisions of the relevant documentation and the general requirements of trust law applicable to occupational pension schemes.
     (e) To the Knowledge of the Management Sellers, in respect of the UK Pension Schemes, the Executive Pension Plan, each Acquired Entity has complied in all material respects with all applicable laws and regulations.
     (f) No employee has membership of the UK Pension Schemes, the Executive Pension Plan, or any relevant DB Scheme (in respect of the period up to April 28, 2008) on the basis of being contracted-out of the state earnings-related pension scheme in the UK, in accordance with the provisions of the 1993 Act.
     (g) Each of the UK Pension Schemes, and the Executive Pension Plan, is a registered scheme for the purposes of Part 4 of the 2004 Act and, so far as Management Sellers are aware, there is no reason why such registration should be or have been withdrawn or prejudiced.
     (h) Each Acquired Entity has no liability to make any payment to any UK Pension Scheme, the Executive Pension Plan, or to the DB Schemes which is due or which has been incurred prior to the date of this Agreement, but remains unpaid and all contributions and premiums that have become due to be paid to a UK Pension Scheme, the Executive Pension Plan, the DB Schemes (in respect of the period up to April 28,

2008) or any insurance company have been correctly calculated, deducted and paid in full and within the relevant statutory time limits.
     (i) No undertakings or assurances have been given or implied to the Members as to the introduction, continuance, increase or improvement of any retirement, death or disability benefits (whether or not there is any legal obligation to do so) or as to the enhancement of any benefits on the happening of a given set of circumstances. No employee’s contract contains a collectively bargained provision which relates to retirement or death benefits.
     (j) There are no pending complaints under the trustees’ internal dispute resolution procedure (if any), or arbitrations, mediations, claims to the Pensions Regulator, Pensions Ombudsman complaints, actions, suits or claims in progress, pending threatened or anticipated by any of the Acquired Entities, the UK Pension Schemes, or the Executive Pension Plan in relation to any Member, employee or anyone claiming through or in respect of a Member and, to the Management Sellers’ Knowledge, there are no facts or circumstances likely to give rise to any such proceedings.
     (k) No Employee or former employee who transferred to the Acquired Entities under TUPE on or after April 28, 2008 and, to the Management Sellers’ Knowledge, no Employee or former employee who transferred to the Acquired Entities under TUPE prior to April 28, 2008, has retired early or accepted redundancy on terms which are less favourable than the early retirement or redundancy terms which would have been payable to him under the pension arrangement of which he was a member prior to the any TUPE transfer.
     (l) On April 28, 2008, when Mr. R Broome’s employment was transferred from Dimensions Clothing Limited (company no. 454264) to Johnson Service Group plc (company no. 523335), he was an employee of Dimensions Clothing Limited and was an active member who was in “pensionable service” as defined in the trust deed and rules of the Semara DB Scheme in force on April 28, 2008.
     (m) Each Acquired Entity does not and has not participated in any occupational pension scheme other than the Executive Pension Plan and the DB Schemes.
     (n) No discrimination on grounds of age, sex, disability, marital status, hours of work, fixed term or temporary agency worker status, sexual orientation, religion or belief is or has at any stage been made in the provision of any pension benefit by any Acquired Entity.
     (o) Each of the UK Pension Schemes, and the Executive Pension Plan provides only money purchase benefits within the meaning of section 181 of the 1993 Act and no assurance, promise or guarantee (whether written or oral) has been given to any employee of any particular level or amount of benefit (other than death in service benefits) payable to or in respect of him on retirement, death or leaving service.

     (p) The Acquired Entities’ liabilities to the DB Schemes under their trust documentation and under statute were discharged on their cessation of participation on April 28, 2008. The liabilities of Dimensions Clothing Limited to the Johnson DB Scheme were expunged by a deed of variation dated April 11, 2008 and Dimensions Clothing Limited was discharged from any further liability to the trustee of the Johnson DB Scheme. All the liabilities of Dimensions Clothing Limited to the Semara DB Scheme were assigned to Johnson Service Group plc by virtue of a deed of discharge dated April 11, 2008 and the trustee of the Semara DB Scheme discharged Dimensions Clothing Limited from any further liability to the Semara DB Scheme.
     (q) To the Management Sellers’ Knowledge, no circumstances have arisen which would expose Seller’s Group and/or any Acquired Entity to incur any liabilities under sections 38-51 (inclusive) of the 2004 Act and full details of all applications under sections 42 and 46 of the 2004 Act involving any member of Seller’s Group and/or each Acquired Entity have been disclosed to Buyer.
     3.26 Environmental Matters.
     (a) Each Acquired Entity is complying with, and to the Management Sellers’ Knowledge, each Acquired Entity has at all times complied in all material respects with, all Environmental Laws.
     (b) To the Management Sellers’ Knowledge, there are is no alleged, actual or likely non-compliance with or contravention of any Environmental Laws in respect of a matter for which any Acquired Entity would be liable.
     (c) No Acquired Entity holds or is required under Environmental Laws to hold any Environmental Permit, nor has any Acquired Entity ever held or been required under Environmental Laws to hold any Environmental Permit during the last 2 years.
     (d) During the last five (5) years, no Acquired Entity has received notice of any current or pending investigation, claim, proceeding (including arbitration or mediation), action, judgment, warning or other liability (whether actual or potential) in respect of any Environmental Laws, Environmental Matter against any Acquired Entity or against any of their current directors, officers, or employers in their capacity as such. To the Management Sellers’ Knowledge, no such investigation or action is pending or threatened and to the Management Sellers’ Knowledge, there are no facts or circumstances likely to give rise to such investigation or action.
     (e) No Acquired Entity has caused or knowingly permitted pollution or any contamination at the Leased Real Property by any Relevant Substance and have not deposited waste or operated any mining or quarrying operation at the Leased Real Property and to the Management Sellers’ Knowledge, no previously owned, occupied or used property by any Acquired Entity is or has been contaminated or polluted by any Relevant Substance, in circumstances such that any Acquired Entity is at risk of incurring a material liability.

     3.27 Customers and Suppliers. Schedule 3.27 of the Disclosure Letter lists the Acquired Entities’ (a) 20 largest customers in terms of sales during (i) the 12-month period ended as of December 31, 2009 and (ii) the 6-month period ended as of the Balance Sheet Date and states the approximate total sales by the Acquired Entities to each such customer during such periods, respectively and (b) ten largest suppliers during the 12-month period ended as of December 31, 2009 and the 6-month period ended as of the Balance Sheet Date. Except as set forth in Schedule 3.27 of the Disclosure Letter, no Acquired Entity nor any Management Seller has received notice of termination or an intention to terminate or materially reduce the orders or supplies with the Acquired Entities from any such largest customer or largest supplier respectively.
     3.28 Permits. The Acquired Entities possess all Permits required to be obtained for their businesses and operations. Schedule 3.28 of the Disclosure Letter sets forth a list of all such Permits. Except as set forth in Schedule 3.28 of the Disclosure Letter, such Permits are in full force and effect, free from material breach, and the Transactions, to the Management Sellers’ Knowledge, will not adversely affect them.
     3.29 Foreign Corrupt Practices Act Compliance. No Seller nor to the Management Sellers’ Knowledge any employee of any Acquired Entity has, directly or indirectly, in connection with the Acquired Entities’ business or proposed business, made, authorized, offered, or agreed to make any payment, transfer of value, or gift to any Person connected with or related to any Governmental Authority or to any other Person with knowledge or unreasonable disregard that such Person will act as a conduit for otherwise prohibited payments or gifts, except payments or contributions required or allowed by applicable Law.
     3.30 Bank Accounts. Schedule 3.30 of the Disclosure Letter lists the account numbers and names of each bank, broker, or other depository institution at which any of the Acquired Entities maintains a depository account, the names of all persons authorized to sign on and/or withdraw funds from each such account, all direct debit, standing order or similar authorities applicable to any of these accounts and statements showing the balance on each account as at the close of business on a date not being more than two days before the date of this Agreement.
     3.31 Certain Business Relationships with the Acquired Entities. Except as set forth on Schedule 3.31 of the Disclosure Letter, none of Sellers’ or their Affiliates has been involved in any business arrangement or relationship with any Acquired Entity within the past 12 months, other than as employees in connection with their employment with an Acquired Entity and none of Sellers and their Affiliates owns any asset that is used in any Acquired Entity’s business.
     3.32 Insolvency
     (a) No order has been made and no resolution has been passed for the winding up of any Acquired Entity or for a provisional liquidator to be appointed in respect of any Acquired Entity and, to the Management Sellers’ Knowledge, no petition has been presented and no meeting has been convened for the purpose of winding up any Acquired Entity.

     (b) No administrator has been appointed and no legal proceedings or other procedure or, to the Management Sellers’ Knowledge, step has been taken in relation to the appointment of an administrator in respect of any Acquired Entity.
     (c) No receiver (which expression shall include an administrative receiver) has been appointed in respect of any Acquired Entity or in respect of all or any part of its assets.
     (d) No voluntary arrangement has been proposed under section 1 Insolvency Act 1986 in respect of any Acquired Entity and no step has been taken with a view to a composition, assignment or arrangement with any class of creditor of any Acquired Entity.
     (e) No Acquired Entity is insolvent or unable to pay its debts within the meaning of section 123 Insolvency Act 1986 and, for these purposes, sections 123(i)(e) and 123(2) Insolvency Act 1986 shall be deemed amended by deletion of the words “it is proved to the satisfaction of the Court that” and no Acquired Entity has stopped or suspended paying its debts as they fall due or has by reason of actual or anticipated financial difficulties commenced negotiations with one or more of its creditors with a view to rescheduling any of its Indebtedness.
     (f) No attachment, sequestration, distress, execution or other process has been levied or threatened by any third party in respect of any asset of any Acquired Entity.
     (g) No composition in satisfaction of the debts of any Acquired Entity or scheme of arrangement of its affairs or compromise or arrangement between it and its creditors and/or members or any class of its creditors and/or members has been proposed, sanctioned or approved.
     (h) To the Management Sellers’ Knowledge, no event analogous to any of the circumstances mentioned in any of the foregoing sub-paragraphs of this Section 3.32 has occurred in relation to any Acquired Entity outside England.
     (i) To the Management Sellers’ Knowledge, no Guarantee, loan capital, borrowed money or interest is overdue for payment and no other obligation or Indebtedness is outstanding which is substantially overdue for performance or payment.
     (j) To the Management Sellers’ Knowledge, no circumstances have arisen which are likely to result in:
     (i) a transaction to which any Acquired Entity is a party being set aside; or
     (ii) a third party claim involving any asset owned or used by any Acquired Entity being made under sections 238 (Transactions at an undervalue), 239 (Preferences) or 423 (Transactions defrauding Creditors) of the Insolvency Act 1986.

     3.33 Loans to Third Parties. No Acquired Entity (i) has lent or agreed to lend any money which has not been repaid to it nor (ii) owns the benefit of any debt present or future (other than debts due to it in respect of the sale of trading stock in the normal course of trading or in relation to any loans made to employees in an amount less than £250 per employee in connection with travel expenditure).
     3.34 Competition (Antitrust).
     (a) To the Sellers’ knowledge, no Acquired Entity or Affiliates is, or has been, a party to any agreement, arrangement, understanding or concerted practice:
     (i) which infringes, or has infringed, any applicable competition law;
     (ii) in respect of which any filing, registration or notification is or was required by, or is or, was advisable pursuant to, any applicable competition law (whether or not the same has in fact been made);
     (iii) which is, or was, the subject of a notice of investigation under any applicable competition law; or
     (iv) in connection with which it has been subject to an order or directions or has given any undertakings or commitments or assurances under any applicable competition law.
     (b) To the Sellers’ knowledge, there is, and has been, no aspect of the conduct of the business of any Acquired Entity or Affiliates (including refusals or omissions to act, and actions which constitute or may give rise to a concentration, merger or similar transaction) in respect of which any of Sections 3.34(a)(i) to (a)(iv) applies.
     (c) No Acquired Entity or Affiliates has any reason to believe that any action or investigation under any applicable competition law will be taken against any of them in relation to any of their current activities.
     (d) For the purposes of this Section 3.34, the term “applicable competition law” means all competition laws applicable to the business of any Acquired Entity or Affiliates, whether of the United Kingdom, the European Union or any other jurisdiction, and includes (but is not limited to) any applicable rules dealing with anti-competitive agreements, arrangements or practices, abuse of dominant position, state aid, public procurement, merger control, or anti-dumping, and the requirements of any special regulatory regime to which any Acquired Entity or Affiliates is be subject in any area of its activities.

ARTICLE 4.
COVENANTS
     4.1 Conduct of the Acquired Entities.
     (a) From the date hereof until the Closing Date, except as expressly provided in this Agreement or otherwise consented to in writing by Buyer (such consent not to be unreasonably withheld, conditioned or delayed), each Seller (excluding the EBT Trustee) shall insofar as he is able cause the Acquired Entities to conduct their businesses in the Ordinary Course of Business, to use reasonable endeavors to keep available the services of their respective current directors, officers, employees, independent contractors and consultants and preserve their relationships with those Persons, and to use reasonable endeavours to preserve intact their businesses and endeavor to preserve the goodwill and relationships with customers, suppliers and others having business dealings with such businesses.
     (b) From the date hereof until the Closing Date, subject to applicable Law and except as expressly provided in this Agreement or otherwise consented to in writing by Buyer, each Seller (excluding the EBT Trustee) insofar as he is able shall cause the Acquired Entities not to engage in any practice, take any action or enter into any transaction of the sort described in Section 3.8.
     4.2 Filings; Other Actions; Notification.
     (a) Each of Buyer and each Seller (insofar as he is able) shall cooperate with each other and use reasonable endeavours to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law to consummate the Transactions as soon as practicable, including preparing and submitting as promptly as practicable all documentation to effect all necessary notices, reports, submissions and other filings and to obtain as promptly as practicable all Consents and Permits necessary or advisable to be obtained from any Governmental Authority in order to consummate the Transactions. Subject to (i) applicable Laws relating to the exchange of information and the direction of any Governmental Authority and (ii) matters that Sellers or Buyer reasonably determines should not be disclosed to the other due to confidentiality concerns, Buyer, on the one hand, and Sellers, on the other hand, shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Buyer or Sellers and their respective Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Transactions. In exercising the foregoing right, each of the Sellers and Buyer shall act reasonably and as promptly as practicable. Without limiting the foregoing, the Buyer and each Seller shall, insofar as he is able, use its or his reasonable endeavors to cause all necessary or advisable filings with all Governmental Authorities in connection with UK competition laws to be made as promptly as practicable on or after the date of this Agreement. Each of Buyer and each Seller (on his own behalf) will respond promptly under the circumstances to any requests for additional information by any Governmental Authority in connection with the Transactions, including promptly filing a response to any request for additional information and/or documentary materials from any applicable Governmental Authority in connection with its review of the Transactions pursuant to UK competition laws. Notwithstanding that the Transactions may complete prior to any applicable Governmental Authority commencing and/or concluding a review of the Transactions pursuant to UK competition laws, the Sellers will at all times, insofar as they are able, provide the assistance described in this Section 4.2(a) until the conclusion of any such review.
     (b) Subject to applicable Laws relating to the exchange of information and the direction of any Governmental Authority, each of the Sellers (insofar as he is able) and Buyer shall, upon the reasonable request by the other, furnish or cause to be furnished to the other all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be necessary or advisable, in the opinion of the Buyer acting reasonably, in connection with any statement, submission, filing, notice or application made by or on behalf of Buyer or the Sellers or any of their respective Affiliates to any Governmental Authority in connection with the approval of or Consent to the Transactions (including in connection with all approvals required or advisable under UK competition laws, and notwithstanding that the Transactions may complete prior to any applicable Governmental Authority commencing and/or concluding a review of the Transactions pursuant to UK competition laws).
     (c) Subject to applicable Laws relating to the exchange of information and the direction of any Governmental Authority, (i) each of the Sellers and Buyer shall keep the other apprised of the status of matters for which it is responsible relating to completion of the Transactions, including (A) promptly furnishing the other with copies of notices or other communications received by Buyer or the Sellers, or their respective Affiliates, as the case may be, from any third party or any Governmental Authority and (B) promptly informing the other of any discussions with any such third party or Governmental Authority, in each case with respect to the Transactions (including in connection with all approvals required or advisable under UK competition laws; (ii) each Seller, insofar as he is able, shall give prompt notice to Buyer of any change that could reasonably have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Sellers to consummate the Transactions; (iii) Buyer shall give prompt notice to Sellers of any change that could reasonably prevent, materially delay or materially impair the ability of Buyer to consummate the Transactions; and (iv) neither the Sellers nor Buyer shall permit any of its officers, directors or any other representatives or agents to participate in any meeting with any Governmental Authority or private party in respect of any filings, investigation or other inquiry relating to the Transactions, unless it consults with the other party in advance and gives the other party the opportunity to attend and participate thereat.
     (d) The Buyer shall or shall procure that the Acquired Entities bear the applicable costs of any action required pursuant to this Section 4.2.
     (e) The EBT Trustee shall not be required to take any action under this Section 4.2.
     4.3 Access and Information.
     (a) Subject to Section 4.2(b) and applicable Laws relating to the exchange of information and the direction of any Governmental Authority, prior to the Closing, the Sellers shall insofar as they are able (i) cause the Acquired Entities to permit Buyer and its representatives after the date of execution of this Agreement to have reasonable access at reasonable times during normal business hours to the properties, books and records of the Acquired Entities, and (ii) provide Buyer with access to such information and documents in the Sellers’ possession relating to the Acquired Entities as Buyer may reasonably request; provided that any such access described in the preceding sub-clauses (i) and (ii) by Buyer may not unreasonably interfere with the conduct of the business of the Acquired Entities or the Sellers. All information provided or obtained pursuant to the foregoing (including under Section 4.2(b)) shall be held by Buyer in accordance with and subject to the terms of the Confidentiality Agreement, dated May 5, 2010, between TMW, the indirect parent of Buyer, and the Company, Dimensions Clothing Limited and Gresham LLP (the “Confidentiality Agreement”). All such requests for information shall be made in writing to a person or persons designated by Sellers, and shall include the reason why the information is requested.
     (b) To the extent permissible under applicable Law, from and after the Closing until the fifth anniversary of the Closing, Buyer will keep safe and afford promptly to Gresham and Management Sellers’ Representative and its agents reasonable access to the books, records and auditors of the Acquired Entities to the extent reasonably required by Gresham and Management Sellers’ Representative for financial reporting and accounting matters and the preparation and filing of any Tax Returns for any period ending on or before the Closing Date or any taxable period beginning on or before the Closing Date; provided that any such access by Gresham and Management Sellers’ Representative may not unreasonably interfere with the conduct of the business of the Acquired Entities or Buyer. Gresham and Management Sellers’ Representative will hold, and will use all reasonable endeavors to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all confidential documents and information concerning the Acquired Entities held by them, whether pursuant to this Section 4.3(b) or otherwise.
     (c) Subject to Section 4.3(d), Gresham undertakes not to disclose or communicate to any person any confidential information acquired in its capacity as a shareholder of Buyer, or from the Gresham Director, relating to any member of the Buyer Group or the business or assets of any member of the Buyer Group.
     (d) Gresham shall be permitted to:
     (i) make any announcement:
(a) relating to the sale and purchase of the Sale Shares made in the Buyer’s annual report; and
(b) made or sent by the Gresham Investors or Gresham to any of the Institutional Investors or to the trade press, provided that the content of such announcement is in Agreed Form; and

     (ii) consult fully and exchange information regarding this Agreement or information acquired in its capacity as a shareholder of Buyer, or from the Gresham Director, relating to any member of the Buyer Group or the business or assets of any member of the Buyer Group with:
(a) a Gresham Director;
(b) any adviser to, trustee or manager of, or subject to the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), a Fund managed by Gresham; and
(c) any investment advisers and any of its other professional advisers, bankers or other financiers, and provided always that Gresham shall not, and shall procure that the Gresham Director shall not, pass any such information to any third party who Gresham knows, or ought reasonably to know, is a competitor of any member of the Buyer Group, or is employed by or is otherwise connected with a competitor of the Buyer Group and Gresham shall not use such information or allow such information to be used for any purpose other than evaluating its investment in Buyer.
     4.4 Contact with Customers and Suppliers, Employees, etc. From the date of execution of this Agreement through the Closing, Buyer (and all of its agents and Affiliates and any of its senior employees, directors and officers whose names and job titles have first been confirmed in writing to the Sellers) may contact and communicate with the employees, consultants, customers, suppliers and distributors of the Acquired Entities in connection with the Transactions only upon prior written consent of Management Sellers’ Representative (which consent is not to be unreasonably withheld, conditioned or delayed).
     4.5 Publicity. Subject to Section 4.3(d), the Sellers and Buyer shall consult with each other prior to:
     (a) issuing the initial press releases regarding the Transactions; or
     (b) any other press releases which name the other Party in them, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any applicable securities exchange.
     4.6 Affiliated Transactions. Effective at or prior to the Closing, the Sellers shall, and shall cause their Affiliates (including the Acquired Entities) to, release, cancel and terminate all intercompany Receivables, payables, loans and other accounts among the Sellers and their Affiliates (other than the Acquired Entities) on the one hand, and the Acquired Entities, on the other hand, and will deliver to Buyer evidence of such terminations that is reasonably acceptable to Buyer.

     4.7 Employee Matters. Each Seller on behalf of himself only, covenants and agrees that he shall not (i) save as where the relevant Seller has consulted the Buyer prior to such appointment, employ or agree to employ any new full or part-time persons on a basic annual salary of £50,000 or more, provided always that the relevant Seller must obtain the prior written consent of the Buyer (such consent not to be unreasonably withheld) before employing or agreeing to employ any new full-time or part-time persons on a basic annual salary of £50,000 or more; (ii) make changes (other than those required by law) to terms and conditions of employment (including pension fund commitments) in circumstances which are likely to increase in aggregate the total staff costs of the Acquired Entities; (iii) induce (directly or indirectly), or attempt to induce, any employee to terminate their employment; (iv) except to replace employees on substantially the same terms, employ or agree to employ any new persons on a full or part time basis where total staff costs of the Acquired Entities would be increased by an aggregate of more than 3 per cent or dismiss any employee where the total staff costs of the companies and businesses would be decreased in aggregate by more than 3 per cent per annum; and (v) without the prior written consent of the Buyer, dismiss (save for gross misconduct) any director or employee.
     4.8 [INTENTIONALLY LEFT BLANK].
     4.9 Restrictive Covenants. To assure that MSP, Buyer and the Acquired Entities will realize the benefits of the Transactions, each Seller severally agrees not to:
     (a) From the Closing Date until two years after the Closing Date, directly or indirectly, alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, independent contractor or Equity Interest holder of, or lender to, any Person or business, engage in corporate clothing and uniform supply business (the “Relevant Business”) anywhere in the United Kingdom (the “Restricted Area”).
     (b) From the Closing Date until two years after the Closing Date, directly or indirectly (1) induce any Person which is a customer of any Acquired Entity, or any of their subsidiaries or commercial agents at or at any time during the two years immediately before Closing or was at the date of Closing in the process of negotiating or contemplating doing business with any Acquired Entity or any of their subsidiaries or commercial agents, to patronize any business directly or indirectly in competition with the Relevant Business in the Restricted Area, (2) canvass, solicit, or accept from any Person who is or was a customer of any Acquired Entity, or any of their subsidiaries or commercial agents at or at any time during the two years immediately before Closing or was at the date of Closing in the process of negotiating or contemplating doing business with any Acquired Entity or any of their subsidiaries or commercial agents in relation to the Restricted Business in the Restricted Area, any such competitive business, or (3) request or advise any Person who is or was a customer or vendor of any Acquired Entity or any of their subsidiaries or commercial agents in relation to the Restricted Business in the Restricted Area at or at any time during the two years immediately before Closing or was at the date of Closing in the process of negotiating or contemplating doing business with any Acquired Entity or any of their subsidiaries or commercial agents, to withdraw, curtail, or cancel any such customer’s or vendor’s business with such Person.

     (c) From the Closing Date until two years after the Closing Date, directly or indirectly employ or knowingly permit any subsidiary or commercial agent of such Seller to employ any person who was employed or otherwise engaged by any Acquired Entity, or any of their subsidiaries or commercial agents at or at any time during the two years immediately before Closing in relation to the Restricted Business in the Restricted Area.
     (d) From the Closing Date until two years after the Closing Date, directly or indirectly (1) solicit for employment by any such Seller or any of its subsidiaries or commercial agents any employee or independent contractor of any Acquired Entity, or any of their subsidiaries or commercial agents who was an employee or independent contractor of any Acquired Entity, or any of their subsidiaries or commercial agents at or at any time during the two years immediately before Closing in relation to the Restricted Business in the Restricted Area , other than such person (I) whose employment or independent contractor relationship was terminated by the applicable Person, or (II) who independently responded to a general solicitation for employment by such Seller or such Seller’s subsidiary or commercial agent, or (2) induce or attempt to induce any such employee or independent contractor of any Acquired Entity, or any of their subsidiaries or commercial agents, to terminate such employee’s employment or independent contractor’s active contractual relationship with such Person.
Notwithstanding the foregoing, the beneficial ownership of up to 3% of the Equity Interests of any Person having a class of Equity Interest actively traded on a recognized stock exchange shall not be deemed, in and of itself, to breach the prohibitions of this Section 4.9. Each Seller agrees and acknowledges that (1) the restrictions in this Section 4.9 are reasonable in scope and duration and are necessary to protect MSP, Buyer and the Acquired Entities after the Closing and (2) it has had the opportunity to take independent legal advice on the restrictions in this Section 4.9. If any provision of this Section 4.9, as applied to any Party or to any circumstance, is adjudged by a Governmental Authority, arbitrator, or mediator not to be Enforceable in accordance with its terms, the same will in no way affect any other circumstance or the Enforceability of the remainder of this Agreement. If any such provision, or any part thereof, is held not to be Enforceable in accordance with its terms because of the duration of such provision, the area covered thereby, or the scope of the activities covered, the Parties agree that the Governmental Authority, arbitrator, or mediator making such determination shall have the power to reduce the duration, area and/or scope of activities of such provision and/or to delete specific words or phrases, and in its reduced form, such provision shall then be Enforceable and shall be Enforced. The Parties agree and acknowledge that the breach of this Section 4.9 may cause irreparable damage to MSP, Buyer and the Acquired Entities and upon breach of any provision of this Section 4.9 MSP, Buyer and/or any Acquired Entity shall be entitled to claim for injunctive relief, specific performance, or other equitable relief; provided, however, that the foregoing remedies shall in no way limit any other remedies which MSP, Buyer and/or any Acquired Entity may have and provided that no claim shall be made against any Management Seller who is carrying out his duties in accordance with his contract of employment with the Buyer and/or any member of the Buyer’s Group.
Notwithstanding the foregoing, Gresham shall be released from its obligations in this Section 4.9 if it notifies Buyer in writing that it desires to be so released, provided that in such event Gresham shall not be entitled to appoint a Director to the Board of Buyer, and shall procure that the Gresham Director at such time is removed, nor shall Gresham be entitled to receive any information relating to the Buyer or the Acquired Entities under this Agreement.
     4.10 Release. On Closing, each Seller severally RELEASES AND FOREVER DISCHARGES Buyer and its permitted assignees and the Acquired Entities (individually, a “Releasee” and collectively, “Releasees”) from any and all existing Actions, Orders, damages, Liabilities and Contracts whatsoever which such Seller has or has ever had against the respective Releasees arising contemporaneously with or prior to the Closing Date including any and all accrued management fees, expenses or other types of reimbursement, of any kind, due to Gresham or any of its Affiliates from any of the Acquired Entities but excluding any rights to indemnification or reimbursement from any of the Acquired Entities pursuant to their respective constitutional documents, however, that nothing contained herein shall operate to release any obligations of MSP or Buyer arising under this Agreement or release any Acquired Entity from any obligations for compensation and other employment benefits owed to a Seller who is an employee of an Acquired Entity. Each Seller hereby irrevocably and on behalf of himself only covenants to refrain from, directly or indirectly, asserting any Action, or commencing, instituting, or causing to be commenced, any Action, of any kind against any Releasee, based upon any matter specifically released hereby, provided that no Seller shall be deemed to have released any right or benefit provided to it under the Transaction Documents.
     4.11 Further Assurances. Each Seller severally shall on his own behalf and at the reasonable cost of the Buyer and for a period of three years only after Closing execute and deliver or cause to be executed and delivered to Buyer such further instruments or transfer, assignment and conveyance and shall take or cause to be taken such other action as Buyer reasonably may require to implement and carry into effect the Transactions provided that no Seller shall be obliged to execute any document which may create or increase a liability upon him other than as set out in the Transaction Documents.
ARTICLE 5.
GUARANTEE
     5.1 In consideration of Sellers entering into this Agreement, TMW guarantees to Sellers the due and punctual performance and observance by Buyer and MSP of all their obligations, commitments, undertakings, warranties and covenants under or pursuant to this Agreement. The liability of TMW under this Article 5.1 shall not be released or diminished by any variation of terms (whether of this Agreement or otherwise) or by Sellers’ failure or delay in seeking performance of the Buyer’s and/or MSP’ obligations hereby imposed or any granting of time for such performance.
     5.2 If Buyer and/or MSP default in the performance of any obligation or liability arising under or pursuant to this Agreement, TMW shall perform (or procure performance of) and satisfy (or procure the satisfaction of) such obligation or liability so as to ensure Sellers receive the full benefit of this Agreement. TMW waives any rights which it may have to require Sellers to proceed first against or claim payment from Buyer and/or MSP to the intent that TMW shall be liable as principal obligor as if it has entered all undertakings, agreements and other obligations jointly and severally with Buyer and/or MSP.

     5.3 This guarantee is a continuing security to Sellers for all Buyer’s and/or MSP’s obligations, commitments, warranties, undertakings, indemnities and covenants pursuant to this Agreement and shall not be satisfied, discharged or affected by a change in the constitution or control of, or the insolvency of or winding-up or analogous proceeding relating to, Buyer and/or MSP.
     5.4 TMW agrees that any obligation expressed to be undertaken by Buyer and/or MSP under this Agreement which may not be enforceable against or recoverable from the Buyer or MSP by reason of any legal limitation, disability or incapacity shall nevertheless be enforceable against or recoverable from TMW as though the same has been incurred by TMW.
     5.5 TMW’s liability under Article 5.1 shall not be affected by any arrangements which Sellers make with the Buyer and/or MSP or with another person which (but for this Article 5.5) might operate to diminish or discharge the liability of or otherwise provide a defence to a surety.
     5.6 This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which Sellers may now or in the future have for the performance and observance of the obligations, commitments, undertakings, covenants, indemnities and warranties of Buyer and/or MSP under or in connection with this Agreement.
ARTICLE 6.
CLOSING CONDITIONS
     6.1 Conditions Precedent to Obligation of MSP and Buyer. The obligation of MSP and Buyer to effect the Transactions shall be further subject to the satisfaction, or waiver by MSP and Buyer on or prior to the Closing Date, of each of the following conditions:
     (a) Accuracy of Representations and Warranties. Save as Disclosed in the Disclosure Letter and the Closing Disclosure Letter, each of the representations and warranties of Management Sellers contained in this Agreement (i) which is qualified by the word “material” or words of similar import shall be true and correct and (ii) which is not qualified by the word “material” or words of similar import shall be true and correct in all material respects, in each case, as of the Closing Date with the same effect as though those representations and warranties had been made on and as of the Closing Date (or, in the case of any representation or warranty that is made as of a specified date, on and as of such specified date.
     (b) Compliance with Obligations. Each Seller shall have duly performed and complied in all material respects with all covenants and agreements contained in ARTICLE 1 of this Agreement that are required to be performed or complied with by it at or before the Closing.
     (c) Management Sellers’ Certificate. Management Sellers shall have delivered to Buyer a certificate, dated the Closing Date, as to the fulfillment of the conditions set forth in Sections 6.1(a) and (b).

     (d) Indebtedness and Agreed Fees Certificate. Management Sellers shall have delivered to Buyer a certificate in the Agreed Form dated the Closing Date, confirming that the Indebtedness and Agreed Fees, set out in Schedule 1 and Schedule 3 respectively, have not changed since the date of this Agreement, except as expressly provided for in such Schedules.
     (e) Consents. [INTENTIONALLY LEFT BLANK].
     (f) Employment Agreements. The Acquired Entities shall have terminated all existing employment agreements with those persons who are entering into the Employment Agreements and the Employment Agreements shall have been entered into by the Buyer and the persons names therein.
     (g) Management Incentive Scheme. Simon Hughes shall have executed the SH Subscription and Call Option Agreement and KPMG shall have issued the KPMG Comfort Letter to the Buyer.
     (h) Debt facilities. Terms acceptable to Buyer having been reached in respect of: (i) repayment of all debt owed to the Banks and the release of all of the Acquired Entities assets (including shares or other securities) charged, pledged or otherwise secured pursuant thereto; and (ii) the New £30m Bond.
     (i) Capitalization of Gresham debt.
     (i) All Indebtedness due from any Acquired Entity to Gresham (or any of its Affiliates), will be capitalized or converted into Company Stock at no tax cost to the Acquired Entities and such Company Stock will be included in the Sale Shares that Gresham will transfer to Buyer at Closing.
     (ii) Receipt from HMRC, in a form acceptable to the Buyer, of clearance that the KPMG Restructuring Plan, in particular the capitalization of the Loan Notes into Company Stock, does not give rise to any Tax liability for any of the Acquired Entities.
     (iii) The release of all security granted in favour of Gresham (or any member of the Gresham Group) over the assets of the Acquired Entities or the share capital of any Acquired Entity, on terms acceptable to the Buyer.
     (j) No Material Adverse Change or Destruction of Property. Since the date of this Agreement there must have been no event, series of events, or the lack of occurrence thereof which, in aggregate, has had a Material Adverse Effect on the Acquired Entities as a whole and, in particular, (i) there must not have been any action or inaction by a Governmental Authority, arbitrator, or mediator which has had a Material Adverse Change on the Acquired Entities and (ii) there must not have been any fire, flood, act of God, act of terrorism (regardless of insurance coverage for such damage) which event has had a Material Adverse Effect on the Acquired Entities as a whole.

     (k) Completion of Acquisition(s). The sale and purchase agreement in respect of the Alexandra Acquisition shall have been signed by all parties thereto.
     (l) Investment Agreement. The Agreement dated April 11, 2008, by and between Ensco 648 Limited, Ensco 645 Limited, the Managers set out in Schedule 2 thereto, the Lead Investors set out in Schedule 2 thereto and Gresham LLP, shall have been terminated effective as of the Closing.
     6.2 Conditions Precedent to Obligation of Sellers. The obligation of Sellers to effect the Transactions shall be further subject to the satisfaction, or waiver by Sellers on or prior to the Closing Date, of each of the following conditions:
     (a) Accuracy of Representations and Warranties. Save as disclosed in writing to the Sellers, each of the representations and warranties of TMW, MSP and Buyer contained in this Agreement (i) which is qualified by the word “material” or words of similar import shall be true and correct and (ii) which is not qualified by the word “material” or words of similar import shall be true and correct in all material respects, in each case, as of the Closing Date with the same effect as though those representations and warranties had been made on and as of the Closing Date (or, in the case of any representation or warranty that is made as of a specified date, on and as of such specified date).
     (b) Compliance with Obligations. MSP and Buyer shall have duly performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by it at or before the Closing.
     (c) Buyer Certificate. TMW, MSP and Buyer shall have delivered to Gresham and Sellers a certificate, dated the Closing Date, as to the fulfillment of the conditions set forth in Sections 6.2(a) and 6.2(b)and waiving its right to claim for matters arising between the date of this Agreement and the Closing Date that have been Disclosed in the Closing Disclosure Letter.
     (d) Debt facilities. Terms reasonably acceptable to Gresham having been reached in respect of the New £30m Bond.
     (e) Payment of Consideration for Call Option. Buyer shall have paid to Gresham, the £1 described in Schedule 2 in connection with the Call Option.
     (f) Completion of Acquisition(s). The sale and purchase agreement in respect of the Alexandra Acquisition shall have been signed by all parties thereto.
ARTICLE 7.
TERMINATION
     7.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:

     (a) Buyer and Gresham may terminate this Agreement as to all Parties by mutual written consent at any time prior to the Closing;
     (b) Buyer or Gresham may terminate this Agreement upon delivery of a written notice if the Closing has not occurred prior to the Expiration Date, provided that the Party delivering such notice shall not have caused such failure to close;
     (c) Buyer may terminate this Agreement by giving written notice to Gresham and the Management Sellers’ Representative at any time prior to the Closing if:
     (i) any Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect (except with respect to materiality for any provisions including the word “material” or words of similar import and Section 3.7, in which case such termination rights will arise upon any breach); or
     (ii) since the date of this Agreement there has been an event, series of events, or the lack of occurrence thereof which, in aggregate, has had a Material Adverse Effect on the Acquired Entities as a whole and, in particular, (i) there has been any action or inaction by a Governmental Authority, arbitrator, or mediator which has had a Material Adverse Change on the Acquired Entities or (ii) there has been any fire, flood, act of God, act of terrorism (regardless of insurance coverage for such damage) which event has had a Material Adverse Effect on the Acquired Entities as a whole; and
     (d) Gresham may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing if the Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect (except with respect to materiality for any provisions including the word “material” or words of similar import, in which case such termination rights will arise upon any breach).
     7.2 Effect of Termination. Each Party’s termination right under this Agreement is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a termination right will not be an election of remedies. Except for the obligations under Section 4.5, ARTICLE 7 and ARTICLE 12, if this Agreement is terminated under Section 7.1, then all further obligations of the Parties under this Agreement and the documents in Agreed Form will terminate. Further, if this Agreement is terminated under Section 7.1, the Buyer, MSP and TMW agree that no Seller shall have any Liability to settle any Action in cash save where that Seller has failed to close the Transactions as a result of a breach by him of his respective obligations under ARTICLE 1.
ARTICLE 8.
TAX MATTERS
     8.1 Tax Indemnity.
     (a) Subject to Section 9.5, the Management Sellers shall be Liable to the Buyer for an amount equal to:

     (i) any and all Taxes with respect to any Tax period, or portion of a Tax period, ending on or before the Closing Date (the “Pre-Closing Periods”), including any and all Taxes relating to the income, business, activities, operations, property, or assets of the Acquired Entities with respect to any Pre-Closing Period, any Event occurring on or before Closing and any such Taxes for which any of the Acquired Entities is or may be or become severally Liable or by reason of being a successor-in-interest or transferee of any Person;
     (ii) any and all Taxes arising as a result of, or by reference to any transaction under which any Indebtedness (including any entitlement to interest) owed by any of the Acquired Entities to Gresham or to any of the Sellers or any of Gresham’s or the Sellers’ Affiliates, is novated, assigned, cancelled, waived or converted into, or otherwise exchanged for, shares in, the relevant Acquired Entity, including any Taxes arising as a result of or by reference to any of the transactions contemplated in the KPMG Restructuring Plan;
     (iii) any and all Taxes of any Acquired Entities (not falling within (i) or (ii) above) which is the liability to Tax of any other person (not being any of the Acquired Entities) and for which the relevant Acquired Entity is liable by reason of its ownership, control or membership of any group for Tax purposes (or by reason of any changes in its ownership, control or the membership of such group), in both cases on or before the Closing Date;
     (iv) any claim being made against any Acquired Entity in respect of or relating to Taxes under the terms of any agreement for the sale and purchase of shares or a business or part of a business entered into by any Acquired Entity prior to Closing;
     (v) any and all employer National Insurance contributions or other non-UK employer social security contributions arising on or after the Closing Date in connection with any employment-related securities acquired by employees or directors of any Acquired Entity prior to the Closing Date; and
     (vi) any and all reasonable costs and expenses properly incurred by the Buyer arising out of or incidental to any liability or amount referred to in paragraphs (i) to (v) above for which the Sellers are liable, or with any bona fide action taken by the Buyer to recover any amounts due from the Sellers hereunder.
     (b) The Liability of the Management Sellers under Section 8.1(a) above shall, in addition to any Taxes referred to in (i) to (v) of Section 8.1(a) above, extend to:
     (i) the use or set-off of any Buyer’s Relief in circumstances where, but for such use or set-off, an Acquired Entity would have had an actual liability to Taxes in respect of which the Buyer would have been able to make a claim against Gresham and/or the Sellers under (i) to (v) of Section 8.1(a) above (the amount of the Taxes that are the subject of the indemnity in Section 8.1(a) being deemed to be equal to the amount of the actual liability to Tax that is saved by the use or set-off of the Buyer’s Relief); and
     (ii) the loss of any Relief falling within paragraph (a) of the definition of Buyer’s Relief arising by reference to any of the circumstances in which the Management Sellers are Liable and set out in (i) to (v) of Section 8.1(a) above, in which case the amount of the Taxes for which the Management Sellers are Liable in Section 8.1(a) above shall be deemed to be equal to:
     (x) where the Relief that is the subject of the loss is a deduction from or offset against Tax, an amount equal to that Relief so lost;
     (y) where the Relief that is the subject of the loss is a deduction from or offset against income, profits or gains, an amount equal to the amount of Tax which but for such loss would have been saved by virtue of the Relief so lost (ignoring for these purposes the effect of any other Relief); or
     (z) where the Relief is a repayment of Tax, an amount equal to the amount of the repayment that would have been obtained but for the loss.
     (c) The Sellers and the Buyer hereby acknowledge and agree that, subject to the limitations in Section 8.2 or Section 9.5, the Buyer shall be entitled to recover Consideration Shares from Gresham under Section 9.5(b) in an amount equal to the amount of any Liability of the Management Sellers under Section 8.1(a) or in respect of breach of the Taxation Warranties.
     (d) For the purposes of determining whether any Taxes or any Relief has arisen in respect of a Pre-Closing Period, an accounting period of the Acquired Entity concerned shall be deemed to have ended on Closing.
8.2 Limitations on Gresham’s and Sellers’ Liability
     (a) The Management Sellers’ Liability under Section 8.1 shall not extend to any Liability, or other amount payable by Gresham or the Sellers in respect of breach of a Taxation Warranty, to the extent that:
     (i) such Liability or other amount was paid or discharged on or before December 31, 2009 and such payment was reflected in the 2009 Accounts;
     (ii) provision or reserve in respect of that Liability or other amount was made in the 2009 Accounts (otherwise than as a provision for deferred tax);
     (iii) such Liability or other amount would not have arisen but for a voluntary act, transaction or omission of any of the Acquired Entities carried out after Closing but excluding any act:

     (a) carried out pursuant to a legally binding obligation entered into by an Acquired Entity on or before Closing or imposed on an Acquired Entity by any regulation or requirement having the force of law; or
     (b) occurring in the Ordinary Course of Business of any Acquired Entity as carried on at Closing; or
     (c) taking place with the written approval of the Sellers or Gresham; or
     (d) undertaken pursuant to the KPMG Reorganisation Plan;
     (iv) such Liability or other amount arises or is increased as a direct result of:
     (a) any change in law, rule, regulation or the published practice of any Tax Authority; or
     (b) any increase in the rate of Tax;
     (in each case enacted after Completion, with retrospective effect);
     (v) such Liability or other amount arises in consequence of an Event occurring after 31 December 2009 and before Closing in the Ordinary Course of Business of the Acquired Entities;
     (vi) recovery (less costs and expenses) has been made by the Buyer under this Agreement in respect of the same subject matter;
     (vii) such Liability or other amount arises or is increased or any provision or reserve in respect of the Liability in the accounts prepared to 31 December 2009 is insufficient as a result of any change after Closing in the bases, methods or policies of accounting of any of the Acquired Entities, other than a change which is required in order to comply with generally accepted accounting practice;
     (viii) such Liability or other amount would not have arisen or would have been reduced or eliminated but for any claim, election, surrender or disclaimer made or notice or consent given or any other thing done, in each case after Closing (other than one, the making, the giving or doing of which was taken into account in computing any provision for Tax in the 2009 Accounts under, or in connection with the provisions of any enactment or regulation relating to Tax, by an Acquired Entity or any member of the Buyer’s Group;
     (ix) such Liability or other amount would not have arisen or would have been reduced or eliminated but for the failure or omission by an Acquired Entity or any member of the Buyer’s Group to make any claim, election, surrender or disclaimer or give any notice, or consent or do any other thing under or in connection with, the provision of any enactment or regulation relating to Tax at

Completion where the making, giving or doing of which was taken into account in computing any provision for Tax in the 2009 Accounts and details of which have been set out in the Disclosure Letter;
     (x) any Relief (other than Buyer’s Relief) is available to an Acquired Entity to set against or otherwise mitigate the Liability or other amount (or is for no consideration made available by the Sellers or Gresham to an Acquired Entity) in question;
     (xi) such Liability or other amount would not have arisen but for a cessation or any change in the nature or conduct of any trade carried out on or by the relevant Acquired Entity being a change or cessation occurring on or after Closing;
     (xii) such Liability or other amount has been made good by insurers or otherwise compensated for without cost to the Buyer or the relevant Acquired Entity;
     (xiii) such Liability or other amount arises by virtue of an Acquired Entity average rate of corporation tax increasing as a result of becoming a member of the Buyer’s Group;
     (xiv) such Liability is one of interest and/or penalties arising by virtue of any underpayment of tax payable in instalments under the Corporation Tax (Instalment Payment) Regulations 1998 (SI 1998/3175) insofar as any underpayment would not have been an underpayment but for an Event occurring after Closing;
     (xv) such Liability or other amount consists of stamp duty or stamp duty reserve tax payable on the transfer or agreement to transfer the Sale Shares pursuant to this Agreement; or
     (xvi) such Liability or other amount is imposed on an Acquired Entity and relates to the underpayment of customs duty in respect of garments imported to the UK from Bangladesh in 2008, but this Section 8.2(xvii) shall only apply to the extent that the aggregate of (A) any such Liability and/or (B) any such other amount does not exceed £300,000.
     (b) The provisions of Section 9.5 (Limitations) shall apply to the extent provided therein, save that in case of any contradiction between the provisions of Section 9.5 and the provisions of this Section 8.2 the provisions of this Section 8.2 shall prevail.
     (c) The Seller or Gresham shall not be liable under Section 8.1(a) unless the Management Sellers’ Representative have received written notice of the claim to be made against them before the seventh anniversary of Closing.

     (d) Buyer, MSP and TMW undertake to the Sellers to procure to the full extent that the Acquired Entities exercise all rights available to them under the terms of clauses 2, 5, 9.18, 9.19, 10, 11, 14 and Schedule 6 of the sale and purchase agreement made between Johnson Service Group plc, Semara Contract Service Limited, Johnson Investments Limited, Semara Nominees Limited and Ensco 645 Limited dated April 11, 2008 (as varied) and a tax deed made between Semara Contract Service Limited, Johnson Investments Limited, Semara Nominees Limited, Ensco 645 Limited Johnson Clothing Limited (renamed Dimensions Clothing Limited) and others dated April 28, 2008.
8.3 Credit for Tax Savings
     (a) If, at the Seller’s request and expense, the auditors or accountants of the Acquired Entities for the time being (the “Auditors”) determine that an Acquired Entity has obtained a “Tax Saving” (which for the purposes of this Section shall mean where the Sellers or Gresham have made a payment under Section 8.1(a) or for breach of any of the Tax Warranties in respect of a Liability which results in the reduction of any other liability to Tax of an Acquired Entity) the Buyer shall on demand repay to the Sellers or Gresham the lesser of:
     (i) the amount of the Tax Saving (as determined by the Auditors); and
     (ii) the amount paid by the Sellers or Gresham in respect of the Liability which gave rise to the Tax Saving, less any reasonable costs and expenses incurred by the Buyer or the Company pursuant to Section 8.1(a)(iv) above.
     (b) If the Buyer becomes aware that there is or may be a Tax Saving it shall (or shall procure that the Acquired Entities shall) as soon as reasonably practicable inform the Management Sellers’ Representative of that fact and the amount of the Tax Saving.
     (c) In determining whether an Acquired Entity has obtained a Tax Saving, the Auditors will act as experts and not as arbitrators and their determination will (in the absence of manifest error) be conclusive and binding on the parties.
     8.4 Over-Provisions
     (a) If:
     (i) the amount by which any provision for Tax (excluding for the avoidance of doubt any provision for deferred Taxation) contained in the 2009 Accounts proves to be an over-provision then the over-provision shall be dealt with in accordance with Section 8.4(c) below;
     (ii) the amount of any repayment of Tax to an Acquired Entity by any Taxation Authority in the 2009 Accounts proves to be understated (or if no amount is stated, the amount of any repayment of Tax to the Acquired Entities), then the amount of such repayment understated shall be dealt with in accordance with Section 8.4(c) below.
     (b) If the Buyer becomes aware that there are or may be such amounts as are referred to in Section 8.4(a) above, it shall (or shall procure that the Acquired Entities shall) as soon as reasonably practicable inform the Management Sellers’ Representative of the fact and the amount in question. If the Auditors are requested by either of the parties hereto to certify any of such amounts as are referred to above the relevant party shall procure that the Auditors are instructed to give and shall (at the expense of the party requesting) give as soon as practicable such certificate and in so doing they shall act as experts and not as arbitrators and (in the absence of manifest error) their decision shall be final and binding on the parties hereto.
     (c) Where it is provided under Section 8.4(a) above that any amount (the “Relevant Amount”) is to be dealt with in accordance with this Section 8.4(c):
     (i) the Relevant Amount shall first be set off against any payment then due from the Sellers or Gresham under this Section or for breach of the Tax Warranties;
     (ii) to the extent there is an excess of the Relevant Amount after any amounts have been set off under Section 8.4(c)(i) above, a refund shall be made to the Sellers or Gresham of any previous payment or payments by the Sellers or Gresham under this clause or for breach of the Tax Warranties and not previously refunded under this Section 8.4(c)(ii) up to the amount of such excess;
     (iii) to the extent that the excess referred to in Section 8.4(c)(ii) above is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payment which become due from the Sellers or Gresham under this clause or for breach of the Tax Warranties.
     (d) Where any such certification as is mentioned in Section 8.4(b) above has been made, the Sellers or Gresham or the Buyer may (at its respective expense) request the Auditors to review such certification in the light of all relevant circumstances, including any facts which have become known only since such certification, and to certify whether such certification remains correct or whether, in the light of those circumstances, the amount that was the subject of such certification should be amended.
     (e) If the Auditors certify under Section 8.4(d) above that an amount previously certified should be amended, that amended amount shall be substituted for the purpose of Section 8.4(c) above as the relevant Amount in respect of the certification in question in place of the amount originally certified, and such adjusting payment (if any) as may be required by virtue of the above mentioned substitution shall be made as soon as reasonably practicable by the Sellers, Gresham or the Buyer as the case may be.

     8.5 Tax Contests.
     (a) If a Party or any of its Affiliates receive any written communication with respect to any question, adjustment, assessment, enquiry or pending or threatened audit, examination, investigation, administrative, court or other Action (a “Tax Notice”) that, if pursued successfully, could result in or give rise to, or could reasonably be expected to result in or give rise to any Tax Liability for any Pre-Closing Period or with respect to the pre-Closing portion of any period beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Period”) (in each case to the extent that the Management Sellers may have a Liability under Section 8.1 or under the Taxation Warranties in respect of such Taxes) and other than for Taxes shown as due and owing on the relevant Tax Return, then such Party shall promptly notify the other Party hereto in writing of such Tax Notice.
     (b) Following receipt of a notification pursuant to Section 8.5(a), the Buyer shall take or cause to be taken such action as Gresham may, by written notice given to the Buyer, reasonably request to conduct the audit, examination, investigation, enquiry or administrative, court or other Action referred to in the Tax Notice (a “Tax Contest”) if they have acknowledged in writing to Buyer their agreement to indemnify Buyer against any costs and expenses related to such Tax Contest; provided, however, Gresham or the Sellers shall not settle any Tax Liabilities arising out of such Tax Contest without Buyer’s consent, which consent shall not be unreasonably withheld or delayed. The Buyer and the Acquired Entities shall be entitled to attend and participate in any such Tax Contest at their sole cost and expense. The Buyer shall control the conduct of the portion of any Tax Contest with respect to any and all Taxes for any Post-Closing Period for any Straddle Period. The costs and expenses of any proceeding under this Section 8.5 shall be borne by the Party that controls the conduct of such Tax Contest.
     (c) The Buyer shall or shall procure that the Acquired Entities give the Sellers’ or Gresham’s professional advisers access to such records and information as is reasonably necessary to conduct a Tax Contest.
     8.6 Recovery from Third Parties
     (a) If the Buyer or an Acquired Entity recovers or is entitled to recover from any other person (not being an Acquired Entity but including without limitation a Tax Authority) any amount which is referable to a Tax Liability, if and to the extent that the Sellers or Gresham have made a payment under this Agreement in respect of that Liability, the Buyer or Gresham will repay to the Seller the lesser of:
     (i) the sum recovered (less any reasonable costs and expenses properly incurred by the Acquired Entity and/or the Buyer in recovering that sum and any Tax payable on the receipt of the same); and
     (ii) the amount paid by the Sellers under Section 8.1(a) above less any amount paid in respect of costs and expenses under Section 8.1(a)(vi) above in respect of the Liability;

and to the extent that the Sellers or Gresham have not already made any payment to the Buyer in respect of the Liability in question, the Sellers’ or Gresham’s Liability under Section 8.1(a) in respect of that Liability shall be reduced by an amount equal to the sum recovered net of any Tax on the sum and the reasonable costs and expenses of the Buyer and the Acquired Entity of recovering the same.
     (b) If the Buyer or the Acquired Entity becomes aware that it is entitled to recover any amount mentioned in Section 8.6(a) above, the Buyer will as soon as reasonably practicable give notice of that fact to the Management Sellers’ Representative and provided that the Sellers or Gresham indemnify the Buyer or the Acquired Entity to the reasonable satisfaction of the Buyer against all reasonable costs and expenses (including additional Tax) which may be incurred thereby, the Buyer shall procure that the Acquired Entity shall take such action as the Sellers or Gresham may reasonably request to effect such recovery.
     8.7 Buyer’s Covenant. The Buyer hereby covenants with the Sellers and Gresham to pay to the Sellers and Gresham an amount equal to any Tax for which the Sellers or Gresham are liable as a result of the application of sections 710 or 713 CTA 2010 (recovery of unpaid corporation tax) where company X or company Y (as defined in section 710(1)(a) and 713(1)(a) CTA 2010 respectively) is an Acquired Entity or arising under or by reference to sections 179, 189 or 190 TCGA 1992, section 109E TMA 1970, section 795 CTA 2009, paragraph 8 of schedule 34 to the FA 2002, paragraph 9 of schedule 35 to the FA 2002 or paragraphs 1 or 2 of schedule 39 to the FA 2002 in each case by virtue of non-payment of Tax by an Acquired Entity together with any reasonable costs and expenses properly incurred by the Sellers or Gresham in connection with taking any successful action under this clause save that this Section shall not apply in respect of any Tax for which the Sellers or Gresham are liable to make (but have not yet made) payment to the Buyer under Section 8.1 or under the Tax Warranties.
     8.8 Termination of Tax Sharing Agreements. Other than the tax indemnity obtained on the occasion of the acquisition on 28 April 2008, Tax indemnities agreements, intercompany agreements or other similar Contracts or arrangements between the Acquired Entities and any Seller or any of its Affiliates (other than the Acquired Entities and their subsidiaries) or any third party and relating to any Tax matters shall be terminated with respect to the Acquired Entities as of the Closing Date without liability to the Acquired Entities, and after the Closing Date, the Acquired Entities will have no further Liabilities thereunder, and any such agreements will have no further force or effect for any taxable period (whether past, current, or future taxable periods).
     8.9 Cooperation. Gresham, Sellers, Buyer and the Acquired Entities shall cooperate and consult in good faith with each other (a) during the course of the preparation of federal, state, county, provincial, municipal, local or foreign Tax Returns of the Acquired Entities for Pre-Closing Periods, Straddle Periods and Post-Closing Periods and (b) in connection with any adjustment, Claim, or question asserted or raised by any Governmental Authority with respect to the Acquired Entities for Pre-Closing Periods, Straddle Periods and Post-Closing Periods. Any information obtained by any Person in connection with any Tax matters to which this Agreement applies shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or Claims for refund or in conducting an audit or other proceeding in accordance with the terms of this Agreement.
     8.10 Nature of Payments. Any payment from Gresham or the Sellers or any of their Affiliates to MSP, Buyer, the Acquired Entities, or any of their respective Affiliates pursuant to Section 8.1 shall be treated insofar as legally permissible for Tax purposes as a decrease in the Purchase Price.
     8.11 Allocation of Taxes. In the case of any Tax described pertaining to a Straddle Period and which is based on income, sales, revenue, production, or similar items or other Taxes, the portion of Tax pertaining or attributable to the Acquired Entities for the Pre-Closing Period of a Straddle Period shall be determined on the basis of an interim closing of the books as of and including the Closing Date.
     8.12 Preparation of Tax Returns.
     (a) Gresham and the Sellers shall prepare any and all Pre-Closing Period Tax Returns which are required to be filed for, by, on behalf of or with respect to the Acquired Entities and shall provide a copy of any such Tax Return to the Buyer for its review and comment by the earlier of (i) the date falling thirty (30) days prior to the due date for such Tax Return, including any extensions thereof, and (ii) the date falling thirty (30) days after the relevant Acquired Entity files its accounts with Companies House, and shall amend the Tax Return in accordance with any reasonable comments of the Buyer. The Buyer will cause any such Tax Returns to be filed with the appropriate Tax Authority. All Tax Returns prepared pursuant to this Section 8.12 shall be prepared in a manner consistent with past practice unless otherwise required by applicable laws.
     (b) The Buyer will cause to be prepared and filed each Post-Closing Period and Straddle Period Tax Return which is required to be filed for, by, on behalf of or with respect to the Acquired Entities. With respect to any Straddle Period Tax Return prepared by the Buyer pursuant to this Section 8.12(b), the Buyer shall provide a copy of such Tax Return to the Management Sellers’ Representative for their review and comment at least thirty (30) days prior to the due date for such Tax Returns, including any extensions thereof. The Buyer agrees to accept any reasonable comments by Sellers or Gresham to such Tax Returns, to the extent that such comments relate solely to the pre-Closing portion of the Straddle Period and are provided at least ten (10) days prior to the due dates for such Tax Returns. The Buyer will cause any such Tax Returns to be filed with the appropriate Tax Authority and will cause to be duly paid to the appropriate Tax Authority the amount of Taxes shown to be due on any such Tax Return.
     (c) The amount of Taxes shown to be due on any Tax Return filed in accordance with this Section 8.12 shall be final and binding upon the Parties, subject to any adjustment resulting from Tax contests as described in Section 8.5.
     8.13 Gross up. If any amount payable by Gresham or the Sellers under this Agreement or, in respect of any breach of any of the representations or warranties given by the Seller under Section 2.1 or ARTICLE 3 (including, in each case, any transfer of the

Consideration Shares by Gresham pursuant to Section 9.5), is, or but for any Relief would be, subject to Tax (whether by way of deduction, withholding, direct assessment or otherwise), the amount payable (or the amount or value of any Consideration Shares to be transferred) shall be increased to such amount as shall, after such Tax, leave an amount equal to the payment (or amount or value of Consideration Shares transferred) which would have been due if it had not been subject to Tax save that this provision shall not apply if the payment has become subject to Tax by reason the assignment by the Buyer of the benefit of this Agreement.
     8.14 Due date for payment
     (a) Where the Management Sellers are liable under Section 8.1, the due date in respect of that Liability (and on which the Buyer is entitled to recover Consideration Shares under Section 9.5(b)) shall be:
     (i) in a case that involves an actual payment of Tax, the date that is the last date on which the person concerned would have to have paid to the appropriate Tax Authority the Tax that has given rise to the Management Sellers’ Liability under Section 8.1 in order to avoid incurring a liability to interest or a charge or penalty in respect of that Tax; or
     (ii) in any other case, the date falling seven days after the date when the Management Sellers’ Representative have been notified by the Buyer in writing with reasonable supporting evidence that the Management Sellers have a liability for a determinable amount under Section 8.1.
     (b) If any Liability of the Management Sellers under Section 8.1 is not settled (including through the transfer of Consideration Shares under Section9.5(b)) by the due date for the making thereof, then that Liability shall be increased by reference to interest from that due date until the date when the Liability is actually settled at the rate charged by the relevant Tax authority in respect of late payment of the Tax which is the subject matter of the relevant Liability or, where no such rate is identifiable, the base rate of the Bank of England, in each case plus 2%.
     8.15 Conflicts. In the event of a conflict between any provision of this ARTICLE 8 and any other provision in this Agreement, the provisions of this ARTICLE 8 shall control.
ARTICLE 9.
REPRESENTATIONS, WARRANTIES, CLAIMS AND LIMITATIONS
     9.1 Survival of the Management Sellers’ Representations and Warranties. Each representation and warranty of Management Sellers and any certificate related to such representations and warranties will survive the Closing and continue in full force and effect:
     (a) in respect of all representations and warranties in Article 3 (the “General Warranties”), for a period of 2 years from the Closing Date;

     (b) in respect of the representations and warranties in Section 2.1 other than Section 2.1(e) (the “Fundamental Warranties”), for a period of six years from the Closing Date; and
     (c) in respect of the representations and warranties in Section 2.1(e) (“Title Warranties”), indefinitely.
     (d) in respect of the representations and warranties in Section 3.11 (the “Taxation Warranties”), for a period of seven years from the Closing Date.
     9.2 Survival of Buyer, MSP and TMW Representations and Warranties. Each representation and warranty of Buyer, MSP and TMW in Section 2.2 and any certificate related to such representations and warranties, will survive the Closing and continue in full force and effect for a period of six years from the Closing Date.
9.3 Indemnities
     (a) Shareholder Payments. Gresham and each Management Seller severally covenants to repay an amount to the Buyer on a pound-for-pound basis within 5 Business Days of a demand from the Buyer an amount equal to any Shareholder Payments made to it by any Acquired Entity since December 31, 2009, other than the Disclosed Shareholder Payments.
     (b) Pensions. Gresham and Sellers undertake to comply with the provisions of Schedule 4.
     9.4 Third Party Claim Procedures.
     (a) The Sellers shall be entitled to require the Buyer (in the name of the Acquired Entities if the Sellers so request) or the Acquired Entities at the expense of the Sellers to take all such reasonable steps or proceedings as the Sellers may consider reasonably necessary in order to avoid, dispute, resist, mitigate, compromise, defend or appeal against any relevant third party claim (that is to say any claim by a third party against the Acquired Entities which will or may give rise to a Claim other than a claim under the Taxation Warranties or under Section 8.1(a) (Tax Indemnity), a “Relevant Third Party Claim”) and the Buyer shall act or shall procure that the Acquired Entities shall act in accordance with any such requirements subject to the Buyer and/or the Acquired Entities being indemnified by the Sellers to the reasonable satisfaction of the Buyer against all reasonable costs and expenses incurred or to be incurred in connection with the taking of such steps or proceedings.
     (b) For the purpose of enabling the Sellers to avoid, dispute, resist, mitigate, compromise, defend or appeal against any Relevant Third Party Claim or to decide what steps or proceedings should be taken in order to do so, the Buyer shall:
     (i) give written notice to the Sellers within 30 days of any Relevant Third Party Claim or any circumstances giving or likely to give rise to a Relevant Third Party Claim coming to its notice, provided that failure to give such notice shall not relieve the Sellers of its obligations and liabilities with respect to a breach of representation or warranty, except to the extent that the Sellers prove the amount by which they are harmed thereby;
     (ii) disclose in writing to the Sellers all information and documents reasonably requested by the Sellers relating to any Relevant Third Party Claim and, if requested by the Sellers, on reasonable notice give the Sellers and their professional advisers reasonable access during normal working hours to the personnel of the Buyer and/or the Acquired Entities as the case may be to enable the Sellers and their professional advisers to interview such personnel;
     (iii) not make any admission of liability, agreement or compromise with any person, body or authority in relation to the Relevant Third Party Claim without prior consultation with the Sellers;
     (c) The Sellers shall reimburse to the Buyer or Acquired Entities (as the case may be) all costs, charges and expenses reasonably incurred by any of them in complying with its obligations under Section 9.4.
     (d) Payment of any claim by a third party shall to the extent of such payment satisfy and preclude any other claim which is capable of being made against the Sellers in respect of the same subject matter to the intent that the Buyer shall not be entitled to recover more than once in respect of the same sum.
     9.5 Limitations on Sellers’ Liability.
     (a) Other than as set out in Section 9.3(a) or contained in the SH Subscription and Call Option Agreement, no Seller shall be required to settle any Liability by a cash payment to the Buyer, MSP or TMW in respect of a breach of this Agreement and/or the documents in the Agreed Form and the Buyer, MSP and TMW covenant not to sue or otherwise seek to recover any cash or similar financial compensation from the Sellers in relation to any claim for breach of this Agreement and/or the documents in the Agreed Form, provided that Gresham complies with its obligations in this Section 9.5.
     (b) The sole remedy available in relation to any claim under this Agreement and/or the documents in Agreed Form against the Sellers, other than under Section 9.3(a), whether it is a Claim against the Sellers or Gresham, shall be a claw back by MSP of the Consideration Shares issued to Gresham and the SH Subscriber Shares issued to Simon Hughes on Closing. Accordingly, the aggregate maximum liability of the Sellers in respect of a breach of the representations and warranties in this Agreement (other than the Title Warranties) and any claim under Section 8.1 shall be £8,139,535, being the £61.85 value attributed per share to the Consideration Shares issued on Closing (“CS Value”).
     (c) Gresham and Simon Hughes shall not have any Liability to MSP in relation to any claim in relation to this Agreement and/or the documents in Agreed Form, unless such claim is a Substantiated Claim.

     (d) The amount payable on a Substantiated Claim shall be the amount agreed by MSP and Gresham, or determined by any such order or decree (as the case may be) to be payable in respect of such claim (“Determined Amount”).
     (e) Following a Substantiated Claim against any Seller or Gresham:
     (i) Gresham agrees to transfer to MSP (or as MSP directs), for a gross consideration of £1, such number of Consideration Shares which when multiplied by the CS Value, equal the sum of (i) the Determined Amount and (ii) any stamp duty payable by reference to the transfer of such Consideration Shares; and
     (ii) Simon Hughes agrees to transfer to MSP (or as MSP directs), for a gross consideration of £1, such number of SH Subscriber Shares as is equal to the sum of (i) an amount of SH Subscriber Shares as is equal to the Claim Proportion of all the SH Subscriber Shares issued to Simon Hughes at Closing and (ii) any stamp duty payable by reference to the transfer of such SH Subscriber Shares. For the purposes of this Section 9.5(e)(ii), “Claim Proportion” means a proportion as is equal to the number of Consideration Shares that Gresham is required to transfer to MSP pursuant to Section 9.5(e)(i) divided by the total number of Consideration Shares issued to Gresham at Closing.
     (f) Neither the Sellers nor the Buyer will have any Liability in relation to any claim for breach of this Agreement and the documents in Agreed Form and no claim shall be made against any Seller unless:
     (i) such individual claim exceeds £25,000 (“Individual Claim”); and unless
     (ii) the aggregate liability of all such Individual Claims, when aggregated, exceeds £250,000 (“Qualifying Claim”), in which event the Sellers shall be liable for the whole of the claim and not merely the excess; and unless
     (iii) such Qualifying Claim becomes a Substantiated Claim.
     (g) Gresham has entered into the Security Documents as a security for all of its and the Seller’s obligations, representations, warranties and covenants pursuant to Section 2.1 (Representation and Warranties of Gresham and Sellers), ARTICLE 3 (Representations and Warranties Concerning the Acquired Entities), Section 4.9 (Restrictive Covenants), Section 10.4 (Working Capital and Further Funding of Buyer) and Schedule 2 (Call Option) of this Agreement.
     (h) MSP shall make any claim against the Sellers in writing within three months of becoming aware of the relevant matter or thing and shall specify, so far as is practicable from the information then available to MSP, the details and circumstances giving rise to the claim and an estimate in good faith of the total amount of such claim.
     (i) The liability of the Sellers in relation to any claim shall absolutely terminate (if that claim has not previously been withdrawn, satisfied or settled) if legal proceedings in respect of that claim shall not have been properly issued and validly served on the each Seller within twelve months of the date of service of any notice under paragraph (h) above.
     (j) No claim may be made by MSP against the Management Sellers in relation to the General Warranties and the Taxation Warranties and the Sellers shall have no Liability under the General Warranties and the Taxation Warranties in respect of:
     (i) any liability, matter or thing or disclosure which is Disclosed in the Disclosure Letter or, in respect of the certificate provided in relation to the condition in Section 6.1(a), any liability, matter or thing or disclosure which is Disclosed in the Closing Disclosure Letter; or
     (ii) any warranty, representation, indemnity, covenant, undertaking given in relation to the sale of the Sale Shares except where it is expressly contained in this Agreement; or
     (iii) any liability, matter or thing noted or provided for in the Audited Financial Statements and the accompanying reports of the directors and the auditors; or
     (iv) any liability, matter or thing paid or satisfied on or before June 30, 2010 where such payment is noted or provided for in the Interim Financial Statements or where any adjustment is made pursuant to this Agreement; or
     (v) any liability, matter or thing if that liability, matter or thing would not have arisen or occurred but for an act, transaction or omission done, entered into or omitted to be done by the Buyer or the Acquired Entities or any of their respective directors, employees or agents after Closing other than as required by law or pursuant to a legally binding commitment of the Acquired Entities created on or before Closing; or
     (vi) any matter carried out pursuant to the condition precedents to Closing set out in ARTICLE 6, provided that any Liability of the Sellers arising in respect of the novation and capitalization of the Loan Notes will not be excluded by this Section;
     (vii) any liability or matter resulting from a change in the accounting or taxation policies or practices of the Buyer or any related company of the Buyer or Acquired Entities (including the method of submitting taxation returns) introduced or having effect after Closing (unless such change is required to correct an accounting policy or practice of Acquired Entities prior to or up to Closing which did not comply with requirements of the CA 2006 or generally accepted accounting principles); or
     (viii) any liability, matter or thing to the extent that it occurs as a result of or is otherwise attributable to:

(a) any law, regulation, rule or practice not in force at the date of this Agreement or any change in the interpretation of any law, regulation, rule or practice whether or not with retrospective effect; or
(b) any increase after the date of this Agreement in the rates of taxation in force at the date of this Agreement (including any effect such increase may have on any provision or reserve made in the Accounts which were prepared in good faith prior to this increase); or
(c) the Buyer or the Acquired Entities disclaiming any part of the benefit of capital or other allowances against the taxation claimed or proposed to be claimed on or before the date of this Agreement; or
     (ix) any liability which is contingent only unless or until such contingent liability becomes an actual liability and is due and payable, but this Section 9.5(j)(viii) shall not operate to avoid a claim made in respect of the contingent liability within the applicable time limits specified in Article 9.1 above; or
     (x) any loss for which the Buyer or the Acquired Entities is entitled to claim under a policy of insurance or for which the Buyer or the Acquired Entities would have been indemnified if at the relevant time after Closing there had been maintained adequate insurance cover of a type in force in relation to the Acquired Entities at the date of this Agreement, provided that to the extent that any such insurance claims would result in an increase in insurance costs and/or premiums for the Buyer Group, claims may be made for an amount equal to such increased costs.
     (k) Where any matter or default gives or may give rise to a claim for breach of warranty, that breach shall not entitle the Buyer, MSP or TWM to damages or other compensation unless written notice of the alleged breach is given to the Sellers and the Sellers do not remedy (or procure the remedy of) the matter or default to the reasonable satisfaction of the Buyer (acting reasonably) within 30 days after the date on which such notice is received.
     (l) Nothing in this Agreement shall in any way diminish the Buyer’s, MSP’s, TMW’s or the Acquired Entities common law obligation to mitigate their loss.
     (m) The Buyer, MSP and TWM agree with the Sellers that, in respect of any matter which may give rise to a claim for breach of warranty or other liability in relation to this Agreement or any of the documents in agreed form, such claim or liability shall not be met more than once.
     (n) The transfer of any Consideration Shares which are transferred to MSP in satisfaction of a Determined Amount shall be deemed to constitute an adjustment to the shareholdings of the Buyer as they would have been at Closing, if the Determined Amount had been known at that time.
     (o) Buyer, MSP and TMW undertake to the Sellers to procure to the full extent that the Acquired Entities exercise all rights available to them under the terms of clauses 2, 5, 9.18, 9.19, 10, 11, 14 and Schedule 6 of the sale and purchase agreement made between Johnson Service Group plc, Semara Contract Service Limited, Johnson Investments Limited, Semara Nominees Limited and Ensco 645 Limited dated April 11, 2008 (as varied) and a tax deed made between Semara Contract Service Limited, Johnson Investments Limited, Semara Nominees Limited, Ensco 645 Limited Johnson Clothing Limited (renamed Dimensions Clothing Limited) and others dated April 28, 2008.
     (p) References in this Section 9.3 to a claim shall include all types of Action.
ARTICLE 10.
ADMINISTRATION AND FUNDING OF BUYER
     10.1 Provision of Information
     (a) The Buyer undertakes to Gresham that for so long as Gresham (or its nominee(s)) shall hold any shares in the share capital of the Buyer and is entitled to appoint a Director to the Board of Buyer, Buyer shall:
     (i) provide to Gresham, at the same time as they are made available to the Board of the Buyer, quarterly consolidated financial reports for the Acquired Entities including a balance sheet, a profit and loss statement, cash flow and budget; and
     (ii) hold meetings of the Board at least once every quarter;
     (iii) give not less than seven days’ written notice (unless Gresham or, as the case may be, the Gresham Director has consented in writing to a shorter period) of all meetings of the Board, such notice to specify the nature of the business to be transacted at such board meeting and to be accompanied by all documents and other information given to the Directors in connection with the meeting; and
     (iv) make available to Gresham copies of minutes of meetings of the Board and of the board of directors of any Acquired Entity and of all committees of the said boards.
     (b) The delivery to the Gresham Director of any documents or information required by this Section to be delivered to Gresham, shall constitute adequate delivery by the Buyer of such documents or information, unless Gresham specifically notifies the Buyer otherwise in writing.

     10.2 Board of Directors
     (a) MSP shall be entitled to appoint such number of Directors to the Board of Buyer as it shall determine.
     (b) Subject to Gresham not having elected to be released from its obligations, undertakings and covenants in Section 4.9 and only for so long as Gresham holds Buyer “A” Stock, Gresham shall be entitled (by notice in writing to Buyer) to:
     (i) appoint one Director to the Board of Buyer and, by the same means, to remove and replace any such appointee and the Parties undertake to and covenant with Gresham not to exercise their votes as Shareholders or Directors at any time in favour of any resolution to remove the Gresham Director as a director of the Company whether pursuant to section 168 of the CA 2006 or otherwise; and
     (ii) appoint one observer to attend and speak, but not vote, at meetings of the Board of the Buyer. Such observer shall be bound by and comply with the same confidentiality obligations in respect of the information received by him as Gresham and the Gresham Director. The first such observer shall be Paul Franks.
     (c) Gresham will procure that upon it ceasing to have the right to appoint a Director to the Board of the Buyer in accordance with Section 10.2(b) above, it will cause the Gresham Director at such time to immediately resign as a Director of the Buyer, failing which the Board of the Buyer shall be entitled to remove such Gresham Director.
     (d) MSP agrees to indemnify the Buyer and hold the Buyer harmless against any and all liabilities incurred by the Buyer in connection with the appointment or removal of Directors pursuant to Section 10.2(a).
     (e) Gresham agrees to indemnify the Buyer and hold the Buyer harmless against any and all liabilities incurred by the Buyer in connection with the appointment or removal of the Gresham Director.
     10.3 Matters requiring consent
     (a) Buyer undertakes to Gresham (if and to the extent permitted by law, for which purpose each paragraph of this Section 10.3 shall be a separate undertaking by Buyer) that it shall not, and MSP undertakes (if and to the extent permitted by law) to procure that Buyer shall not, without the prior consent of Gresham (which shall be deemed to be given if the Gresham Director votes in favour of the matter concerned at a Board meeting of Buyer), do any of the following matters:
     (i) alter the memorandum or articles of association of Buyer;
     (ii) subject to Section 10.4(b), vary or increase the issued share capital of Buyer, or issue or grant any option, warrant or other right to subscribe for shares or securities convertible into shares in the capital of Buyer (otherwise than as envisaged in this Agreement);
     (iii) make any distribution or dividend payment, or make a return to members of a capital nature including any distribution out of capital profits or capital reserves or out of profits or reserves arising from a distribution of capital profits or capital reserves by Buyer;
     (iv) enter into any contract or arrangement with TMW or any of its Affiliates, or permit any of the Acquired entities to enter into any such contract or arrangement, other than an arms’ length terms;
     (v) acquire (itself or through one of the Acquired Entities) any company or shares, or the business and assets of any third party, where the consideration for such acquisition when aggregated with other such acquisitions since Closing is in excess of £35 million;
     (b) Gresham hereby acknowledges that TMW (and any of its Affiliates) may:
     (i) incur professional advisors fees (including reasonable legal fees) in respect of the administration of the Buyer Group;
     (ii) incur costs and expenses (including bona fide travel and out of pocket expenses) on behalf of the Directors of Buyer appointed by MSP; and
     (iii) provide accounting, information technology, insurance and risk management and other similar ordinary course of business services to the Buyer Group;
     (iv) second employees to the Buyer Group;
and that TMW (and any of its Affiliates) shall be permitted to recharge to the Buyer (or the relevant member of the Buyers Group) such bona fide fees, costs, expenses and services and the remuneration, benefits, expenses (including bona fide travel expenses) and fees that it pays to employees seconded to the Buyers Group, and such recharges shall constitute arms’ length arrangements and shall not require Gresham’s consent in accordance with Section 10.3(a)(iv).
     (c) To the extent that there is any inconsistency or conflict between the provisions of this Agreement and the New Buyer Articles, this Agreement shall prevail.
     10.4 Working Capital and Further Funding of Buyer
     (a) Gresham hereby consents to Buyer issuing shares or securities, rights or options convertible into shares in Buyer:
     (i) if the consideration for the undertaking and certain of the assets of Alexandra under the Alexandra Acquisition exceeds £20,000,000, in order to finance the amount by which the consideration under the Alexandra Acquisition exceeds £20,000,000;
     (ii) in order to provide finance for future acquisitions by the Buyer (or any member of the Buyer Group) of other third party companies or the business and assets of other third party companies, up to a maximum amount of £7,100,000; and
     (iii) in order to provide working capital for Alexandra and/or the Acquired Entities up to maximum amount of £10,000,000, and any such shares or securities, rights or options convertible into shares in Buyer that are issued, will be subscribed for by each of MSP and Gresham pro rata to their respective shareholdings in Buyer at the time of such issue. MSP and Gresham agree that any finance provided pursuant to Section 10.4(a)(ii) shall be provided by way of shares or securities, rights or options convertible into shares in Buyer that provide a preferred return in respect of such finance.
     (b) To the extent that the Board of Buyer determines that Buyer’s funding requirements additional to those set out in Section 10.3(a) above should be sourced by way of subscriptions for share capital in Buyer, each holder of Buyer “A” Stock shall be entitled to subscribe for its pro rata proportion of such new shares in Buyer. If any holder of Buyer “A” Stock does not so subscribe for its pro rata proportion of such new shares, the other holders of Buyer “A” Stock shall have the right and option, but not the obligation, to subscribe for that proportion of the new shares which the non-subscribing shareholder shall have failed to take-up. To the extent that, pursuant to the foregoing, a holder of Buyer “A” Stock does not take up its pro rata proportion of new shares, such shareholder’s interest in Buyer will be diluted accordingly and Gresham’s consent under Section 10.3(a)(ii) shall not be required for such issues of new shares.
     (c) Except as specifically provided for in this Agreement, Gresham shall not be obliged to provide any funding or other cash resource to the Buyer, the Company or any Acquired Entity.
     (d) Each of Gresham and MSP undertake to Simon Hughes that upon the issue of any further Buyer “A” Stock or other securities of the Buyer to them after Closing (a “New A Issue”), each of Gresham and MSP shall procure that new Buyer “B” Stock is issued, at nominal value, to Simon Hughes (“New B Issue”), such that following the New A Issue and the New B Issue, Simon Hughes will hold Buyer “B” Stock representing the same proportion of the Fully Diluted Capital of the Buyer, as the Buyer “B” Stock held by him before the New A Issue and New B Issue represented of the Fully Diluted Capital before the New A Issue and the New B Issue. Each of Gresham and MSP further undertake to Simon Hughes that they will take or procure to be taken any actions necessary by the Buyer, including the proposing and voting in favour of any shareholder resolutions of Buyer, necessary to give effect to this Section 10.4(d), including subscribing at such a premium pursuant to the New A Issue as will result in Simon Hughes paying in aggregate, no more than £10,000 in respect of the New B Issue.

ARTICLE 11.
DEFINITIONS
     11.1 In this Agreement, unless the context requires otherwise:
     “1993 Act” means the Pension Schemes Act 1993.
     “1995 Act” means Pensions Act 1995.
     “2004 Act” means the Pensions Act 2004.
     “2005 Regulations” means the Occupational Pension Schemes (Employer Debt) Regulations 2005.
     “2009 Accounts” means the draft Audited Financial Statements for the year ended December 31, 2009 in the form appended to the Disclosure Letter;
     “Acquired Entities” means the Company and each of its direct or indirect wholly-owned subsidiaries.
     “Action” means any legal action, appeal, petition, claim, suit, litigation, arbitration, mediation, hearing, or formal proceeding brought before a Court or tribunal of competent jurisdiction.
     “Affiliate” with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting Equity Interests or by contract.
     “Affiliated Group” means with respect to any specified Person, that Person and all of its Affiliates from time to time.
     “Agreed Fees” is defined in Section 1.5(a)(ix).
     “Agreed Form” means any document in a form agreed between the Parties and, for the purpose of identification only, signed or initialled by or on behalf of each of them.
     “Agreement” is defined in the preamble to this Agreement.
     “Alexandra” means Alexandra plc (in Administration) and Prima Corporate Wear Limited (in Administration)
     “Alexandra Acquisition” means the acquisition by the Buyer, any Affiliate of the Buyer or TMW or any Acquired Entity, of the undertaking and certain of the assets of Alexandra.
     “Associated or Connected Persons” means a person who is defined as being connected with an individual or company under section 249 of the Insolvency Act 1986 or associated with an individual or company under section 435 of the Insolvency Act 1986.

     “Balance Sheet Date” is defined in Section 3.7.
     “Banks” means Lloyds TSB Bank plc, Barclays Bank plc, HSBC Bank plc and The Royal Bank of Scotland plc as agent for National Westminster Bank plc;
     “Banks’ Debt Release Documents” means the following documents in the Agreed Form (a) the duly executed notices of prepayment and cancellation (as appropriate) to be issued to each facility agent of the Banks; (b) an undertaking from the solicitors for the Banks in which they (i) confirm that they are in possession of releases duly executed by the security agent on behalf of the Banks in respect of all security held by it for and on behalf of the Banks over the assets of, and shares in, the Acquired Entities (the “Security Releases”); and (ii) undertake to deliver the Security Releases to the Buyer (or its solicitors) immediately upon receiving confirmation from the agent of the Banks that the Indebtedness due to the Banks (other than any fees which have been waived by the Banks) has been repaid; and (c) a waiver letter granted by the facility agent acting for and on behalf of the Banks under which the Banks (i) waive the notice periods required for the prepayment and cancellation (as appropriate) of the Indebtedness due to the Banks and (ii) waive their right to be paid £1,194,000 in fees.
     “Business Day” means a day other than a Saturday or Sunday or public holiday on which banks are ordinarily open for the transaction of normal banking business in London.
     “Buyer” is defined in the preamble to this Agreement.
     “Buyer Group” means Buyer and its subsidiary undertakings from time to time (which shall, following Closing, include the Acquired Entities and such other entity or entities as own the business and assets acquired from Alexandra pursuant to the Alexandra Acquisition).
     “Buyer’s Relief” means:
     (a) any Relief that was included as an asset in the 2009 Accounts; or
     (b) any Relief arising to an Acquired Entity to the extent that it either arises in respect of an Event occurring, or period commencing, after Closing; or
     (c) any Relief arising to the Buyer or any of its Affiliates (other than any Acquired Entity or any of the Sellers); or
     (d) any Relief arising between January 1, 2010 and Closing in the Ordinary Course of Business of the Acquired Entities.
          “Buyer’s Solicitors” means Norton Rose LLP.
          “Buyer “A” Stock” means the A ordinary shares, par value £0.01 per share, of Buyer.
          “Buyer “B” Stock” means the B ordinary shares, par value £0.01 per share, of Buyer.
          “Buyer Ordinary Stock” means the Buyer “A” Stock and the Buyer “B” Stock.

          “CA 2006” means Companies Act 2006.
          “Claim” means a claim for breach of this Agreement, including any claim for breach of representation, warranty, undertaking or covenant, given by any party.
          “Closing” is defined in Section 1.4.
          “Closing Date” is defined in Section 1.4.
          “Closing Disclosure Letter” means the letter, to be provided to the Buyer prior to the execution of the sale and purchase agreement in respect of the Alexandra Acquisition, from the Management Sellers to MSP and the Buyer disclosing certain matters in relation to the confirmation in respect of the Warranties set out in the certificate provided in accordance with Section 6.1(b), together with all documents attached to such letter or contained within a CD Rom in the Agreed Form.
          “Commitment” with respect to any Person means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require such Person to issue any of its Equity Interests, or any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of such Person, (b) statutory pre-emptive rights or pre-emptive rights granted under the applicable Person’s constitutional documents, and (c) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to such Person.
          “Company” is defined in the preamble to this Agreement.
          “Company Stock” means the Company “A” Stock, Company “B” Stock and Company “C” Stock.
          “Company “A” Stock” means the A ordinary shares, par value £0.01 per share, of the Company.
          “Company “B” Stock” means B ordinary shares, par value £0.01 per share, of the Company.
          “Company “C” Stock” means C ordinary shares, par value £0.01 per share, of the Company.
          “Confidentiality Agreement” is defined in Section 4.3(a).
          “Consent” means any consent, approval, notification, waiver, or other similar action that is necessary or convenient.
          “Consideration Shares” is defined in Section 1.3(a).
          “Contract” means any subsisting contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, heads of agreement, promise, obligation, instrument, document, or other similar legally binding understanding, whether written or oral.

          “Data Room” means the electronic data room known as the Project Orbis data room;
          “DB Schemes” means the Johnson DB Scheme and the Semara DB Scheme.
          “Disclosed” means fairly disclosed in or by the Disclosure Letter with sufficient detail to enable the Buyer to form a reasonable assessment of the nature and scope of the matter disclosed;
          “Disclosed Shareholder Payments” means the Shareholder Payments set forth in Schedule 3.7 of the Disclosure Letter.
          “Disclosure Letter” means the letter of the same date as this Agreement from the Management Sellers to MSP and the Buyer disclosing certain matters in relation to the Warranties, together with all documents attached to such letter or contained within a CD Rom in the Agreed Form.
          “EBT” means the employee benefit trust established in relation to the Company.
          “EBT Trustee” means Ensco 671 Limited (a limited company incorporated in England and Wales with registered number 06566780), as the trustee of the EBT.
          “Employee Benefit Plan” means any, stock option plan, severance agreement, stock purchase plan, profit sharing arrangement, bonus program, incentive plan, cafeteria or flexible benefit plan, deferred compensation arrangement and all other similar employee benefit plans, programs, arrangements, policies, or agreements, that each Acquired Entity sponsors, maintains, or contributes to, or to which any Acquired Entity has any Liability thereunder.
          “Employment Agreements” means the employment agreements in the Agreed Form between the Buyer and each of Morgan Atherton, Hayley Brooks, Stephen Cassapi, Neil Glacken, Tony Goldberg, Philip Harland, Simon Hughes, Helen McCloughlin, Richard Pearson and Roger Williams.
          “Encumbrance” means any Security Interest, easement, covenant, community property interest, equitable interest, interest or preference granted to any third party and, in respect of real property only, any overriding interests (as described in the Land Registration Act 2002), land charge local land charge caution notice or restriction (under Land Registration legislation), or any other encumbrance or security interest of any kind or an agreement or commitment to create any of the same, right of pre-emption, right of first refusal, option, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership other than liens and retention of title in favour of third parties granted in the Ordinary Course of Business.
          “Environment” includes whether alone or in combination:
          (a) ecological systems and living organisms (including human health);
          (b) air (including air within buildings or other structures and whether below or above ground);

          (c) land and soil (including buildings and any other structures in, on or under land and soil, anything below the surface of the land, and land covered with water); and/or
          (d) water (including water under or within land or within pipe or sewerage systems).
          “Environmental Laws” means to the extent such matters are legally binding at Closing or were legally binding at any time prior to Closing all applicable laws (including all or any of statute, common law, rule, regulation, treaty, directive, direction, decision of the court, bye-law, code of practice, circular, guidance note, statutory guidance, order, notice or demand of any governmental, statutory or regulatory authority, agency or body) in force in any relevant jurisdiction (including the European Union) at any time up to and including the date of this Agreement and concerning Environmental Matters or the Environment.
          “Environmental Matters” means any matter relating to the Environment, including (but not limited to) all or any of:
          (a) Relevant Substances (including asbestos), waste (including packaging waste), radiation, radioactive substances and materials;
          (b) trespass, negligence and nuisance (both common law and statutory nuisance);
          (c) contaminated land;
          (d) discharges, releases, emissions or escapes to land, air, groundwater, surface and coastal waters, and sewers;
          (e) abstraction of water;
          (f) extraction of natural resources;
          (g) conservation or protection of species, habitats, biodiversity, flora and fauna; and/or
          (h) health and safety including occupational health.
          “Environmental Permit” means any agreement, permission, permit, licence, authorisation, consent, exemption or other approval required by any Acquired Entity under any Environmental Laws.
          “Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto, and (c) any other direct or indirect equity ownership or participation in a Person.
          “Escrow Agreement” means the escrow agreement, in the Agreed Form, between MSP, Gresham and the Sellers dated on or about the date of this Agreement;

           “Event” means any event, occurrence, transaction, act or omission (or any deemed event, occurrence, transaction, act or omission) including any change in the residence of any person for Tax purposes, any change in accounting reference date and the sale and purchase of the capital stock pursuant to the Agreement or any step taken pursuant to or as contemplated by the Agreement.
          “Executive Pension Plan” means the L&G Executive Pension Plan.
          “Expiration Date” means the date falling five Business Days after the date on which the Alexandra Acquisition completes, whether or not Alexandra is bought by the Buyer, MSP, TMW or any Affiliate of the same.
          “Financial Statements” is defined in Section 3.7.
          “Foreign Corrupt Practices Act” means the United States Foreign Corrupt Practices Act of 1977.
          “Fully Diluted Capital” means the number of shares of a company which would be in issue following the exercise in full of all rights (including conditional and contingent rights) to acquire, subscribe for, convert into or exchange any security for shares in that company.
          “Fund” means any unit trust, partnership, limited partnership, limited liability partnership, bank, open ended investment company or closed ended investment fund, building society, industrial provident or friendly society, any other collective investment scheme or vehicle, pension fund or insurance company, any portfolio of assets managed pursuant to a discretionary investment management agreement or any person who is an authorized or exempted person under the Financial Services and Markets Act 2000, which term will include any subsidiary undertaking of any of the foregoing and any co-investment scheme in relation to any of the foregoing;
          “Fundamental Warranties” is defined in Section 9.1(b).
          “General Warranties” is defined in Section 9.1(a).
          “Governmental Authority” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority, including any Tax Authority, each of which must have competent jurisdiction in respect of the relevant subject matter.
          “Gresham Director” means the Director of the Board of the Buyer nominated by Gresham in accordance with Section 9.1(b);
          “Gresham Group” means Gresham and/or its nominees, any company which is in the same group as Gresham and any Fund managed or advised by the manager or investment adviser for the time being of Gresham or by any company which is in the same group as the manager or investment adviser of Gresham;

           “Guarantee” means any subsisting guarantee, indemnity, suretyship, letter of comfort or other assurance, security or right of set-off given or undertaken by a person to secure or support the obligations (actual or contingent) of any other person and whether given directly or by way of counter-indemnity to any other person who has provided a Guarantee.
          “IFRS” means International Financial Reporting Standards as adopted by the European Union and in effect from time to time.
          “Indebtedness” means any form of indebtedness, including but not limited to in respect of, money borrowed and debit balances at banks; any debt instrument; acceptance credit facilities; receivables sold otherwise than on a non-recourse basis; deferred payments for assets or services acquired (but not ordinary trade credit); finance leases and hire purchase contracts; a counter-indemnity in respect of a Guarantee; or any other transaction having the commercial effect of a borrowing and Guarantees of Indebtedness.
          “Indebtedness Statement” is defined in Section 3.9(b).
          “Institutional Investor” means any past, existing or future partners of Gresham or any past, existing or future investors in Funds managed by Gresham.
          “Intellectual Property” means all (a) trade marks, service marks, trade dress, logos, trade names and corporate names, and all goodwill associated therewith, together with all translations, adaptations, derivations and combinations, applications, registrations and renewals relating thereto, (b) confidential business information (including, research and development, Know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (c) computer software (including all data and related documentation), (d) other proprietary rights, (e) domain names,
          “Interim Financial Statements” is defined in Section 3.7.
          “IT Assets” is defined in Section 3.14(g).
          “Johnson DB Scheme” means the Johnson Group Staff Pension Plan.
          “Knowledge” is defined in ARTICLE 3(c).
          “Know-how” means all information not publicly known, owned by any Acquired Entity or used, or required to be used, in or in connection with, any business of any Acquired Entity, held in any form (including, without limitation, that comprised in or derived from design drawings, prototypes, models, discoveries, improvements, data formulae, specifications, component lists, instructions, manufacturing technology manuals, brochures, catalogues, processes, process descriptions and all other technical information and materials) and relating to:
          (a) the manufacture, procurement, marketing or sale of goods or services including customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys and advertising or other promotional materials;

          (b) business development or planning, commercial relationships and negotiations; and/or
          (c) any other aspect of the business of any Acquired Entity.
          “KPMG Comfort Letter” means the letter in the Agreed Form from KPMG LLP to the Buyer in respect of the subscription by Simon Hughes for the SH Subscriber Shares
          “KPMG Restructuring Plan” means the paper entitled “Project Orbis — Debt Restructuring” and dated July 22, 2010, in the Agreed Form;
          “Law” means, to the extent such matters are legally binding at Closing any law bye-laws (statutory, common, or otherwise), constitution, treaty, convention, ordinance, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Authority, European Economic Community, or local government authority each as amended and in effect.
          “Leased Real Property” is defined in Section 3.13(b).
          “Leases” is defined in Section 3.13(b).
          “Liability” means any liability, whether absolute or contingent, conditional or unconditional, accrued or unaccrued, liquidated or unliquidated, or due or to become due.
          “Loan Note Instrument” means a loan note instrument constituting £35,900,000 secured loan notes dated April 11, 2008.
          “Loan Notes” means the £35,900,000 secured loan notes issued by Ensco 645 Limited to Gresham pursuant to the terms of the Loan Note Instrument (including all interest accrued thereon).
          “Losses” means any losses (including loss of profits, loss of reputation and consequential losses), claims, judgments, costs (including reasonable costs of enforcement and reasonable legal costs), damages, awards, charges, demands, proceedings, penalties, fines, expenses and/or any other liabilities incurred or sustained, or which may, directly or indirectly, be incurred or sustained;
          “Management Sellers” means the Sellers other than Gresham and the EBT Trustee.
          “Management Sellers’ Representative” is defined in Section 12.17.
          “Material Adverse Change (or Effect)” means a change or effect in the condition (financial or otherwise), properties, assets, Liabilities, rights, obligations, operations, business, or prospects, which change (or effect), in the aggregate, could reasonably be expected to be materially adverse to such condition, properties, assets, Liabilities, rights, obligations, operations, business, including any change or effect caused by, arising from, or relating to acts of terrorism or war (whether or not declared), or by interruption of utilities or other public or commercial products or services, occurring after the date of this Agreement which materially impair the ability of the Person in question to conduct its operations except on a temporary basis, excluding any change or effect which arises out of or in connection with general economic market conditions or any matter which is Disclosed or is otherwise provided for in this Agreement.
          “Material Contract” means any Contract with a maximum consideration payable or receivable by an Acquired Entity in excess of £100,000.
          “Member” means the employees, directors, past employees and past directors of the Acquired Entities who are entitled to benefits under the UK Pension Schemes the Executive Pension Plan, or the Norwich Union Life Assurance Scheme and all those persons who are claiming or entitled to claim through them.
          “MSP Subscriber Shares” is defined in Section 1.2(a).
          “New Buyer Articles” means the proposed new articles of association of Buyer in the form of Exhibit B.
          “New Company Articles” means the proposed new articles of association of the Company in the form of Exhibit C.
          “New FOREX Agreement” means the new foreign currency hedging agreement entered into by one or more of the Acquired Entities in the Agreed Form;
          “New £30m Bond” means the £30,000,000 bond of the Buyer to that is being subscribed for by TMW Europe LLC at Closing.
          “New £30m Bond Documents” means the instrument constituting the New £30m Bond executed by the Buyer and a subscription agreement between the Buyer and TMW Europe LLC in respect of the New £30m Bond.
          “Norwich Union Life Assurance Scheme” means the group life assurance scheme administered by Norwich Union.
          “Order” means, to the extent such matters are legally binding at Closing or were legally binding at any time prior to Closing, any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Authority, arbitrator, or mediator.
          “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency) of the relevant Person and its Subsidiaries.
          “Party” and “Parties” is defined in the preamble to this Agreement.
          “Pensions Regulator” means the Pensions Regulator in the UK.

          “Permit” means any permit (including any work permits for employees), license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Law or Governmental Authority.
          “Person” means any individual, partnership, limited liability company, corporation, association, trust, joint venture, unincorporated organization or Governmental Authority.
          “Pre-Closing Periods” is defined in Section 8.1(a)(i).
          “Post-Closing Periods” means any Tax period, or portion of a Tax period, that is not a Pre-Closing Period or a Straddle Period”.
          “Process Agent” is defined in Section 12.6.
          “Receivables” means all receivables of the Acquired Entities as at the Closing Date, including notes, accounts receivable, trade account receivables and insurance proceeds receivable.
          “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other noxious release into the Environment.
          “Releasee(s)” is defined in Section 4.10.
          “Relevant Business” is defined in Section 4.9(a).
          “Relevant Substance” means any substance (in whatsoever form and whether alone or in combination with any other substance) which is subject to regulatory control in any relevant jurisdiction (including the European Union) as being hazardous or dangerous to the Environment.
          “Relief” means any allowance, credit, deduction, exemption or set-off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any right to repayment of or saving of Tax, and any reference to the use or set-off of Relief shall be construed accordingly.
          “Sale Shares” is defined in Section 1.1.
          “Security Documents” means the deed of charge over Gresham’s and the Seller’s Buyer Preferred Stock and Buyer Ordinary Stock in favour of MSP, and the share certificates and executed and undated stock transfer forms in respect of the Buyer Preferred Stock and Buyer Ordinary Stock held by the Sellers, in the Agreed Form.
          “Security Interest” means any security interest, deed of trust, mortgage, pledge, lien, charge, rent-charge, claim, or other similar interest or right but excluding the security granted to the Banks which is to be released on Closing.
          “Seller” and “Sellers” are defined in the preamble to this Agreement.

          “Sellers’ Solicitors” means HBJ Gateley Wareing LLP or such other firm of solicitors as instructed by Gresham and the Management Sellers’ Representative.
          “Semara DB Scheme” means the Semara Augmented Pension Plan.
          “SH Call Option” means the call option over the SH Subscriber Shares in favour of MSP and Gresham, in the Agreed Form;
          “SH Subscriber Shares” is defined in Section 1.2(b).
          “SH Subscription and Call Option Agreement” means the agreement between the Buyer, MSP and Simon Hughes in the Agreed Form, relating to the subscription for the SH Subscriber Shares, the SH Call Option and containing a voting undertaking from Simon Hughes in favour of MSP with respect to his Buyer “B” Stock, in the Agreed Form;
          “Shareholder Payments” is defined in Section 3.7(f), which for the purposes of ARTICLE 9, excludes payments to consultants and advisers of the Acquired Entities provided that they are not Affiliates of or connected to the Sellers or Gresham.
          “Straddle Period” is defined in Section 8.5(a)
          “Subscription Monies” means the £50,000,000 to be subscribed by MSP for the MSP Subscriber Shares.
          “Substantiated Claim” means a Claim which has been agreed in writing between the Buyer, MSP or TMW (as the case may be) and Gresham or in respect of which an order or decree of a court of competent jurisdiction has been given in proceedings in respect of such claim.
          “Tax” means (i) without limitation, (x) taxes on gross or net income, profits and gains, and (y) all other taxes, levies, duties, imposts, charges and withholdings of any nature, including any excise, property, value added, sales, use, occupation, transfer, franchise and payroll taxes, controlled foreign company apportionments and any national insurance or social security contributions, but for the avoidance of doubt excluding business rates, water rates, sewerage rates and charges, council tax, community charges and vehicle excise duty and any payment whatsoever which the relevant person may be or become bound to make to any person as a result of the discharge by that person of any tax which the relevant person has failed to discharge, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, (ii) any Liability for the payment of any amounts of the type described in (i) as a result of being a member of a consolidated, combined, unitary, or aggregate group for any Tax period, and (iii) any Liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.
          “Tax Authority” means any revenue, customs, fiscal, governmental, statutory, state, provincial, local governmental or municipal authority, body or person, whether of the United Kingdom or elsewhere.

          “Taxation Warranties” is defined in Section 9.1(d).
          “Tax Contest” is defined in Section 8.5(b).
          “Tax Notice” is defined in Section 8.5(a).
          “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Tax Authority, including any schedule or attachment thereto, and including any amendment thereof.
          “Termination Date” means the earlier to occur of (i) the Expiration Date and (ii) the date on which this Agreement is terminated pursuant to Section 7.1 (other than Section 7.1(b)).
          “Title Warranties” is defined in Section 9.1(c);
          “Trade Secret” is defined in Section 3.14(f).
          “Transactions” means all of the transactions contemplated by this Agreement, including (a) the sale of the Sale Shares by Sellers to Buyer and Buyer’s issue and allotment of the Consideration Shares therefor, (b) the subscription by MSP for the Subscriber Shares and payment of the Subscription Monies therefor, (c) the subscription by Simon Hughes for the Subscriber Shares, (d) the Alexandra Acquisition, (e) the execution, delivery and performance of all of the documents, instruments and agreements to be executed, delivered and performed in connection herewith and (f) the performance by Buyer, MSP and Sellers of their respective covenants and obligations (pre- and post-Closing) under this Agreement.
          “Transaction Documents” means this Agreement, the Disclosure Letter, the Security Documents, the New £30m Bond Documents, all documents in the Agreed Form and the certificates, documents and instruments required to be delivered under this Agreement.
          “TMW” is defined in the preamble to this Agreement.
          “TUPE” means the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006.
          “UK Pension Schemes” means:
          (a) a stakeholder pension scheme known as the Dimensions Stakeholder Scheme;
          (b) the disclosed individual personal pensions being the individual personal pension arrangements of the former employees of Yaffy;
          (c) a group personal pension scheme administered by Legal & General; and
          (d) a group personal pension scheme administered by Scottish Equitable.
          “Warranties” means the representations and warranties set out in ARTICLE 2 and ARTICLE 3.

     11.2 In this Agreement, unless the context requires otherwise:
     (a) a document expressed to be in the agreed form means a document in a form which has been agreed by the parties on or before the execution of this Agreement and signed or initialled by them or on their behalf, for the purposes of identification;
     (b) the table of contents and the headings are inserted for convenience only and do not affect the interpretation of this Agreement;
     (c) references to Sections, Schedules and Exhibits are to sections of and schedules and exhibits to, this Agreement; references to this Agreement include its Schedules and Exhibits and references to a part or paragraph are to a part or paragraph of a Schedule or Exhibit to this Agreement;
     (d) words importing the singular include the plural and vice versa, words importing a gender include every gender and references to a person include an individual, corporation, partnership, any unincorporated body of persons and any government entity;
     (e) references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, Court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;
     (f) references to time are to London time;
     (g) unless the context otherwise requires, the rule known as the ejusdem generis rule shall not apply, and accordingly words introduced by words and phrases such as “include”, “including”, “other” and “in particular” shall not be given a restrictive meaning or limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider construction is reasonably possible;
     (h) the word “company”, except where used in reference to the Company, shall be deemed to include any partnership, undertaking or other body of persons, whether incorporated or not incorporated and whether now existing or formed after the date of this Agreement; and
     (i) reference to a person having control of another person, or being controlled by another person, or being under common control with another person shall be construed as referring to control within the meaning of any of sections 416 and 767(B) ICTA 1988 and sections 995(1) to 995(3) (inclusive) ITA 2007.
     11.3 In this Agreement, unless the context requires otherwise, a reference to any statute or statutory provision (whether of the United Kingdom or elsewhere) includes:
     (a) any subordinate legislation (as defined by section 21(1) Interpretation Act 1978) made under it; and

     (b) any provision which it has superseded or re-enacted (with or without modification), and any provision superseding it or re-enacting it (with or without modification), before or on the date of this Agreement, except to the extent that the liability of any party is thereby created, increased or extended.
ARTICLE 12.
MISCELLANEOUS
     12.1 Entire Agreement. This Agreement together with the Transaction Documents constitute the entire agreement between the parties with respect to all matters referred to in this Agreement. The Parties acknowledge that this Agreement has been negotiated on the basis that:
     (a) this Agreement and the Transaction Documents contain the entire agreement and understanding of the Parties in connection with the sale and purchase of the Sale Shares and supersede and extinguish all previous agreements between the parties relating to such sale and purchase;
     (b) this Agreement has been freely negotiated between the Parties, each of whom has received independent legal advice; and
     (c) it is reasonable for each party to assume that, unless the other Parties have asked for any oral representations to be contained within or incorporated into this Agreement and such oral representations have been expressly contained within or incorporated into this Agreement, it is not relying upon any oral representation, and accordingly the Parties agree that no party will owe a duty of care to any other Party and that no Party will in any respect be responsible for any oral representations made to any other Party or their respective representatives during the course of negotiations leading to exchange of this Agreement whether under sections 2(1) or 2(2) of the Misrepresentation Act 1967 or otherwise, save to the extent that they are expressly incorporated into this Agreement or have been made fraudulently.
     12.2 Effect of Closing. All provisions of this Agreement shall so far as they are capable of being performed or observed continue in full force and effect notwithstanding Closing except in respect of those matters then already performed and Closing shall not constitute a waiver of any of the Buyer’s or MSP’s rights in relation to this Agreement. All rights and remedies conferred on the Buyer and MSP under Section 9.3(a) of this Agreement only, are (subject to Section 12.1 (Entire Agreement)) cumulative and are additional to and not exclusive of, any rights or remedies provided by law or otherwise available at any time to the Buyer or MSP in respect of a breach of that Section.
     12.3 Successors. Save where otherwise agreed, all of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors.
     12.4 Assignments. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Sellers;

provided, however, that each of MSP and Buyer may (a) assign any or all of its rights and interests hereunder to (i) one or more of its Affiliates, (ii) any purchaser of all the Equity Interests of MSP or Buyer or all or substantially all of the assets of MSP or Buyer, or (iii) the surviving entity of any merger or other business combination to which MSP or Buyer is, directly or indirectly, a party, and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases MSP or Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder). The Sellers shall not be liable to make any payment to any permitted assignee of the MSP or the Buyer which the Sellers would not have been liable to make to MSP or the Buyer but for such assignment and, for the avoidance of doubt, the Sellers’ liability will be no greater to any permitted assignee than it would be to the MSP or the Buyer. The Buyer or MSP (as the case may be) shall notify the Sellers of any assignment pursuant to Section 12.4 within 10 Business Days of such assignment taking place by the Buyer or MSP (as the case may be), or within 20 Business Days of the Buyer becoming aware that an assignment by a permitted assignee has taken place. Any assignment purportedly carried out otherwise than in accordance with this Section 12.4 will be void, other than where failure to comply is by reason only of a bona fide omission to give notice of such assignment.
     12.5 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be addressed to the intended recipient as set forth below and shall be deemed duly given when received or if it is sent by registered or certified mail, return receipt requested, postage prepaid, then on the earlier of when received or two Business Days after it is sent:
If to MSP, Buyer and after Closing to the Acquired Entities:
The Men’s Wearhouse, Inc.
6380 Rogerdale Road
Houston
Texas 77072
Attn: Neill Davis
Tel: + (281) 776 7356
Fax: + (281) 776 7102
Copy to (which shall not constitute notice):
Fulbright & Jaworski L.L.P.
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010
Attn: Michael W. Conlon
Tel: (713) 651-5427
Fax: (713) 651-5246
and

Paul Smith
10th Floor
44 Chipman Hill
Saint John
New Brunswick E2L 2A9
If to Management Sellers
Simon Hughes
c/o Dimensions
3 Long Acre
Willow Farm Business Park
Derbyshire DE74 2UG,
Attn: Simon Hughes
Tel: 01332 856800
Fax: 01332 856959
Copy to (which shall not constitute notice):
HBJ Gateley Wareing LLP
One Eleven
Edmund Street
Birmingham B3 2HJ
Attn: Paul Hayward
Tel: +44 (0) 121 234 0032
Fax: +44 (0) 121 234 0003
If to Gresham
One South Place
London EC2M 2GT
Attn: Paul Franks / Simon Inchley
Tel: 0121 200 0050
Fax: 0121 2000055
Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
     12.6 Submission to Jurisdiction. Each Party submits to the exclusive jurisdiction of the courts of England and Wales, in any Action arising out of or relating to this Agreement and agrees that all claims in respect of the Action are to be heard in the courts of England and Wales. Each Party also agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each Party waives any right to invoke, and agrees not to invoke, any claim of forum non-conveniens, inconvenient forum, or transfer or change of venue and waives any bond, surety, or other security that might be required of any other Party with respect thereto. TMW and MSP appoint the Buyer as their agent to receive on their behalf service of process and any other process that might be served in an Action (the “Process Agent”). Any Party may make service on any other Party by sending or delivering a copy of the process (a) to the Party to be served at the address and in the manner provided for the giving of notices in Section 12.5 or (b) to the Party to be served in care of the Process Agent at the address and in the manner provided for the giving of notices in Section 12.5. Each Party agrees that a final judgment (subject to any appeal) in any Action so brought shall be conclusive and may be enforced by action on the judgment or in any other manner provided at Law or in equity.
     12.7 Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any of Section 4.3 (Access to Information), Section 4.5 (Publicity) and Section 4.9 (Restrictive Covenant) is not performed in accordance with its specific terms . Accordingly, each Party agrees that the other Parties will be entitled to apply for an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any Action instituted in the courts of England and Wales having jurisdiction over the Parties and the matter, subject to Sections 12.6 and 12.10 in addition to any other remedy to which they may be entitled, at Law or in equity.
     12.8 Counterparts; Electronic Signatures and Electronic Exchange of Documents.
     (a) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
     (b) The delivery of a copy of any document (including a Transaction Document) bearing the handwritten signature of a Party, by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in the form of a computer file in portable document format, or by any other electronic means that preserves the original graphic and pictorial appearance of the document, will have the same effect as would physical delivery of the paper document bearing such Party’s original signature. In addition, the delivery by electronic means as described in the foregoing sentence or by any other means of a copy of a signature page of any document (including a Transaction Document) which signature page bears the handwritten signature of a Party, when accompanied by written instructions or confirmation (delivered by such electronic or other means) that such delivery of the copy of the signature page is intended to evidence such Party’s execution of and intent to be legally bound by such document, will have the same effect as would physical delivery of the paper document bearing such Party’s original signature, and that such Transaction Documents and other documents delivered in accordance with this Section 12.8(b) be legally binding and Enforceable to the same extent as if delivered physically on paper.

     (c) The foregoing provisions of this Section 12.8 shall not be interpreted in any way to permit the execution of any document by an “electronic signature” (such as an electronic or digital sound, symbol, process, password, electronic identification number, security code and the like) or by any other form of signature other than a handwritten signature delivered physically on paper or by electronic means as described and in accordance with this Section 12.8.
     12.9 Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     12.10 Governing Law. This Agreement and any non-contractual obligations arising under it and the performance of the Transactions and obligations of the Parties hereunder will be governed by and construed in accordance with English law, without giving effect to any choice of law principles.
     12.11 Amendments and Waivers. No amendment, modification, replacement, termination, or cancellation of any provision of this Agreement will be valid, unless the same shall be in writing and signed by MSP, Buyer and Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.
     12.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof, provided that any provision of this Agreement that is invalid or unenforceable in any situation or in any jurisdiction will not affect the Enforceability of the remaining terms and provisions hereof or the Enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     12.13 Expenses. Except as otherwise expressly provided in this Agreement or as provided in the fee schedule in the Agreed Form, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants. Sellers agree that no Acquired Entity has borne or will bear any costs and expenses (including any legal fees and expenses of any Seller) in connection with this Agreement or any of the Transactions. Notwithstanding the preceding sentence, the Parties hereby agree that TMW’s, MSP’s and the Buyer’s costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions (including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants) shall be paid by the Buyer or any Acquired Entity, up to a maximum amount of £500,000.
     12.14 Construction. The word “including” means “including without limitation.” The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant provided that no Party shall be liable more than once in respect of the same loss or liability.
     12.15 Incorporation of Exhibits and Annexes. The Exhibits and Annexes identified in this Agreement are incorporated herein by reference and made a part hereof.
     12.16 Rights of Third Parties. Except as provided in this Section 12.16, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.
     12.17 Management Sellers’ Representative. Each Management Seller hereby irrevocably appoints Simon Hughes as such Management Sellers representative and attorney-in-fact (the “Management Sellers’ Representative”), to act in such Management Seller’s behalf and with the discretionary authority to make any and all decisions contemplated by this Agreement. The foregoing power of attorney is coupled with an interest and will be irrevocable and survive the dissolution of the applicable Management Seller. With respect to each Management Seller who is an individual, this power of attorney is not affected by any subsequent death, disability, or incapacity of such Management Seller. In all cases, regardless of the nature of such Management Seller, the foregoing power of attorney may be exercised by Management Sellers’ Representative either by signing separately as attorney-in-fact for each Management Seller or, after listing all of Management Sellers executing an instrument, by a single signature of Management Sellers’ Representative acting as attorney-in-fact for all of the Management Sellers.

[SIGNATURES APPEAR ON FOLLOWING PAGES]

     IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as a deed as of the date first above written.

Signed as a deed by
THE MEN’S WEARHOUSE, INC.

acting by Diana Wilson, an authorised officer	/s/ DIANA M. WILSON
in the presence of Fay Holden	Authorised Officer

/s/ FAY HOLDEN
SIGNATURE OF WITNESS
NAME, ADDRESS AND OCCUPATION OF WITNESS

NORTON ROSE LLP
3 More London Riverside
London SE1 2AQ United Kingdom
www.nortonrose.com

Signed as a deed by
MOORES THE SUIT PEOPLE INC.

acting by Diana Wilson, an authorised officer	/s/ DIANA M. WILSON
in the presence of Fay Holden	Authorised Officer

/s/ FAY HOLDEN
SIGNATURE OF WITNESS
NAME, ADDRESS AND OCCUPATION OF WITNESS

NORTON ROSE LLP
3 More London Riverside
London SE1 2AQ United Kingdom
www.nortonrose.com

Signed as a deed by
MWUK HOLDING COMPANY LIMITED

acting by Diana Wilson, a director	/s/ DIANA M. WILSON
in the presence of Fay Holden	Director

/s/ FAY HOLDEN
SIGNATURE OF WITNESS
NAME, ADDRESS AND OCCUPATION OF WITNESS

NORTON ROSE LLP
3 More London Riverside
London SE1 2AQ United Kingdom
www.nortonrose.com

Signed as a deed by
ENSCO 648 LIMITED

acting by Simon Hughes, a director	/s/ SIMON HUGHES

in the presence of Keith Law	Director

/s/ KEITH LAW
SIGNATURE OF WITNESS
NAME, ADDRESS AND OCCUPATION OF WITNESS
NORTON ROSE LLP
3 More London Riverside
London SE1 2AQ United Kingdom
www.nortonrose.com

Signed as a deed by
GRESHAM LLP (acting in its capacity as
manager of GRESHAM 4A)

by its attorney in the presence of: Keith Law	/s/ PAUL FRANKS
As attorney for Gresham LLP
Witness signature: /s/ KEITH LAW	(acting in its capacity as
Manager of Gresham 4A)
Witness name: NORTON ROSE LLP

Witness address:	3 More London Riverside London SE1 2AQ United Kingdom www.nortonrose.com

Signed as a deed by
GRESHAM LLP (acting in its capacity as
manager of GRESHAM 4B)

by its attorney in the presence of: Keith Law	/s/ PAUL FRANKS
As attorney for Gresham LLP
Witness signature: /s/ KEITH LAW	(acting in its capacity as
Manager of Gresham 4B)
Witness name: NORTON ROSE LLP

Witness address:	3 More London Riverside London SE1 2AQ United Kingdom www.nortonrose.com

Signed as a deed by
GRESHAM LLP

by its attorney in the presence of: Keith Law	/s/ PAUL FRANKS
As attorney for Gresham LLP

Witness signature: /s/ KEITH LAW
Witness name: NORTON ROSE LLP
Witness address: 3 More London Riverside
London SE1 2AQ United Kingdom
www.nortonrose.com

Signed as a deed by
SIMON HUGHES

/s/ SIMON HUGHES
in the presence of Keith Law

/s/ KEITH LAW
SIGNATURE OF WITNESS
NAME, ADDRESS AND OCCUPATION OF WITNESS
NORTON ROSE LLP
3 More London Riverside
London SE1 2AQ United Kingdom
www.nortonrose.com

Signed as a deed by
RICHARD PEARSON

/s/ SIMON HUGHES
in the presence of Keith Law	Under power of attorney
dated 3 August 2010 on
behalf of Richard Pearson

/s/ KEITH LAW
SIGNATURE OF WITNESS
NAME, ADDRESS AND OCCUPATION OF WITNESS
NORTON ROSE LLP
3 More London Riverside
London SE1 2AQ United Kingdom
www.nortonrose.com

Signed as a deed by
NEIL GLACKEN

/s/ SIMON HUGHES
in the presence of Keith Law	Under power or attorney
dated 30 July on behalf of
Neil Glacken

/s/ KEITH LAW
SIGNATURE OF WITNESS
NAME, ADDRESS AND OCCUPATION OF WITNESS
NORTON ROSE LLP
3 More London Riverside
London SE1 2AQ United Kingdom
www.nortonrose.com

Signed as a deed by
STEVE CASSAPI

/s/ SIMON HUGHES
in the presence of Keith Law	Under power of attorney
dated 3 August 2010 on
behalf of Stephen Cassapi

/s/ KEITH LAW
SIGNATURE OF WITNESS
NAME, ADDRESS AND OCCUPATION OF WITNESS
NORTON ROSE LLP
3 More London Riverside
London SE1 2AQ United Kingdom
www.nortonrose.com

Signed as a deed by
HELEN MCLOUGHLIN

/s/ SIMON HUGHES
in the presence of Keith Law	Under power of attorney
dated July 30 2010 on behalf
of Helen McLoughlin

/s/ KEITH LAW
SIGNATURE OF WITNESS
NAME, ADDRESS AND OCCUPATION OF WITNESS
NORTON ROSE LLP
3 More London Riverside
London SE1 2AQ United Kingdom
www.nortonrose.com

Signed as a deed by
HAYLEY BROOKS

/s/ SIMON HUGHES
in the presence of Keith Law	Under power of attorney
dated 3 August 2010 on
behalf of Hayley Brooks

/s/ KEITH LAW
SIGNATURE OF WITNESS
NAME, ADDRESS AND OCCUPATION OF WITNESS
NORTON ROSE LLP
3 More London Riverside
London SE1 2AQ United Kingdom
www.nortonrose.com

Signed as a deed by
PHILIP HARLAND

/s/ SIMON HUGHES
in the presence of Keith Law	Under power of attorney
dated 30 July 2010 on behalf
of Phillip Harland

/s/ KEITH LAW
SIGNATURE OF WITNESS
NAME, ADDRESS AND OCCUPATION OF WITNESS
NORTON ROSE LLP
3 More London Riverside
London SE1 2AQ United Kingdom
www.nortonrose.com

Signed as a deed by
ANTHONY GOLDBERG
in the presence of Keith Law	/s/ SIMON HUGHES Under power of attorney dated 30 July 2010 on behalf of Anthony Goldberg
/s/ KEITH LAW
SIGNATURE OF WITNESS
NAME, ADDRESS AND OCCUPATION OF WITNESS
NORTON ROSE LLP
3 More London Riverside
London SE1 2AQ United Kingdom
www.nortonrose.com

Signed as a deed by
ENSCO 671 LIMITED

acting by Simon Hughes, a director in the presence of /s/ KEITH LAW	/s/ SIMON HUGHES Director

/s/ KEITH LAW
SIGNATURE OF WITNESS
NAME, ADDRESS AND OCCUPATION OF WITNESS
NORTON ROSE LLP
3 More London Riverside
London SE1 2AQ United Kingdom
www.nortonrose.com